SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)

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Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SENSIENT TECHNOLOGIES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PRELIMINARY COPY

March __, 2014

Dear Fellow Shareholder:

You are invited to attend the Annual Meeting of Shareholders of Sensient Technologies Corporation. The meeting will be held on Thursday, April 24, 2014, at 2:00 p.m., Central Daylight Time, at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois.

I hope that you will be able to join us at the meeting to review the year and take a look at what the future holds for our Company. In addition, the business to be transacted is: (i) to elect nine directors of the Company as described in the accompanying Proxy Statement; (ii) to give an advisory vote on our executive compensation; (iii) to consider and act upon a proposal to approve the Sensient Technologies Corporation Incentive Compensation Plan for Elected Corporate Officers; (iv) to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2014; and (v) to transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors strongly urges you to vote FOR the nine nominees recommended by the Board of Directors.

You should know that FrontFour Master Fund, Ltd., an exempted company organized under laws of the Cayman Islands (together with its affiliates, “FrontFour”), has stated that it intends to nominate a slate of four nominees for election as directors at the meeting in opposition to the nominees recommended by our Board of Directors. The Board of Directors does not endorse the election of any of FrontFour’s nominees.

You may receive solicitation materials from FrontFour or its affiliates, including a proxy statement and a green proxy card. We are not responsible for the accuracy of any information provided by or relating to FrontFour or its nominees contained in solicitation materials filed or disseminated by or on behalf of FrontFour or any other statements FrontFour may make.

The Board of Directors unanimously recommends that you vote FOR the election of each of our Director nominees on the enclosed white proxy card. The Board of Directors strongly urges you not to sign or return any green proxy card sent to you by or on behalf of FrontFour. If you have already returned a proxy card for FrontFour, you can revoke that proxy by using the enclosed proxy card to vote your shares today by telephone, by Internet or signing, dating and returning the enclosed proxy card. Only your latest-dated proxy will count.

Regardless of the number of shares you own and whether or not you plan to attend the Annual Meeting, it is important that you exercise your right to vote as a shareholder. Please indicate your vote on the enclosed white proxy card and return it promptly using the envelope provided or vote by telephone or by Internet according to the instructions on the enclosed proxy card. Be assured that your votes are completely confidential.

On behalf of the officers and directors of the Company, thank you for your continued support and confidence.

Sincerely,

Paul Manning
President and Chief Executive Officer

Enclosures

PRELIMINARY COPY

SENSIENT TECHNOLOGIES CORPORATION
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Notice of Annual Meeting
To Be Held April 24, 2014

To the Shareholders of
Sensient Technologies Corporation:

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Shareholders (“Meeting”) of Sensient Technologies Corporation, a Wisconsin corporation (“Company”), will be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 24, 2014, at 2:00 p.m., Central Time, for the following purposes:

1.	To elect nine directors of the Company as described in the accompanying proxy statement;

2.	To give an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the accompanying proxy statement;

3.	To consider and act upon a proposal to approve the Sensient Technologies Corporation Incentive Compensation Plan for Elected Corporate Officers;

4.	To ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2014; and

5.	To transact such other business as may properly come before the Meeting or any adjournments thereof.

Important Notice Regarding the Internet Availability of Proxy Materials
for the Shareholder Meeting to Be Held on April 24, 2014

The Proxy Statement and Notice of Annual Meeting and the 2013 Annual Report to Shareholders are available on Sensient’s website at http://www.sensient.com/financial/annualreport_and_proxy.htm

The Board of Directors has fixed the close of business on February 28, 2014, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting and any adjournments thereof.

The Company encourages you to attend the Meeting and vote your shares in person. However, whether or not you are able to attend the Meeting, please complete the enclosed proxy and return it promptly using the envelope provided or vote by telephone or by Internet according to the instructions on the enclosed proxy card, so that your shares will be represented at the Meeting. You may revoke your proxy at any time before it is actually voted by notice in writing to the undersigned, by delivering a later executed proxy or by attending the Meeting and voting in person. Your attention is directed to the attached proxy statement and accompanying proxy.

For directions to the Meeting site, contact the Company’s Secretary at (414) 271-6755. Shareholders of record who wish to vote in person may do so at the Meeting.

On Behalf of the Board of Directors

John L. Hammond
Secretary
Milwaukee, Wisconsin
March ___ , 2014

PROXY VOTING INSTRUCTIONS

You may cast your vote in person at the meeting or by any one of the following ways:

By Telephone: You may call the toll-free number indicated on your proxy card. Follow the simple instructions and use the personalized control number specified on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

Over the Internet:  You may visit the Web site indicated on your proxy card. Follow the simple instructions and use the personalized control number specified on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

By Mail: You may mark, sign and date the enclosed WHITE proxy card and return it in the postage-paid envelope provided.

If you are a beneficial holder (that is, if your shares are held through your bank or broker), you will receive instructions on how to vote your shares with these proxy materials. If a broker does not receive voting instructions from the beneficial owner on the election of directors, on the approval of our executive compensation or on any matter relating to executive compensation (including the proposed Sensient Technologies Corporation Incentive Compensation Plan for Elected Corporate Officers), the broker may not vote such shares without specific instructions and may return a proxy card with no vote on these matters, in which case such shares will have no effect in the outcome of such matters.

If you are a participant in a Sensient employee benefit plan, you have the right to instruct the trustees and/or administrators of such plans to vote the shares allocated to your plan account. If no instructions are given or if your voting instructions are not received by the deadline shown on the enclosed voting instruction form, the uninstructed shares will be voted in accordance with the provisions of the applicable plan.

You should know that FrontFour Master Fund, Ltd., an exempted company organized under laws of the Cayman Islands (together with its affiliates, “FrontFour”), has stated that it intends to nominate a slate of four nominees for election as directors at the meeting in opposition to the nominees recommended by our Board of Directors. The Board of Directors does not endorse the election of any of FrontFour’s nominees.

You may receive solicitation materials from FrontFour or its affiliates, including a proxy statement and a green proxy card. We are not responsible for the accuracy of any information provided by or relating to FrontFour or its nominees contained in solicitation materials filed or disseminated by or on behalf of FrontFour or any other statements FrontFour may make.

The Board of Directors unanimously recommends that you vote FOR the election of each of our Director nominees on the enclosed WHITE proxy card. The Board of Directors strongly urges you not to sign or return any green proxy card sent to you by or on behalf of FrontFour. If you have already returned a proxy card for FrontFour, you can revoke that proxy by using the enclosed WHITE proxy card to vote your shares today by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card. Only your latest-dated proxy will count.

The Board of Directors urges you NOT to sign or return any green proxy card sent to you by or on behalf of FrontFour. Voting against FrontFour’s nominees on its proxy card is not the same as voting for the Board of Directors’ nominees, because a vote against FrontFour’s nominees on its proxy card will revoke any previous proxy card submitted by you. If you have previously voted using the green proxy card sent to you by or on behalf of FrontFour, you can change your vote by executing the WHITE proxy card or by voting by telephone or through the Internet by following the instructions shown on the WHITE proxy card. Only your latest-dated proxy will count.

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE VOTING, PLEASE CONTACT OUR PROXY SOLICITOR,
D. F. KING & CO., INC.
TOLL FREE AT (888) 886-4425.

PRELIMINARY COPY

SENSIENT TECHNOLOGIES CORPORATION
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
(414) 271-6755

PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
to be held on
April 24, 2014

GENERAL

This proxy statement and accompanying proxy are first being furnished to the shareholders of Sensient Technologies Corporation, a Wisconsin corporation (“Company”), beginning on or about March ____, 2014, in connection with the solicitation by the Board of Directors of the Company (“Board”) of proxies for use at the Company’s 2014 Annual Meeting of Shareholders to be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 24, 2014, at 2:00 p.m., Central Time, and at any adjournments thereof (“Meeting”), for the purposes set forth in the attached Notice of Annual Meeting and in this proxy statement.

Accompanying this proxy statement are a Notice of Annual Meeting and a form of proxy solicited by the Board for the Meeting. This proxy statement and the accompanying Notice of Annual Meeting and the 2013 Annual Report to Shareholders are also available on our website at http://www.sensient.com/financial/annualreport_and_proxy.htm. The 2013 Annual Report to Shareholders, which also accompanies this proxy statement, contains financial statements for the three years ended December 31, 2013, and certain other information concerning the Company. The 2013 Annual Report to Shareholders and financial statements are neither a part of this proxy statement nor incorporated herein by reference.

Only holders of record of the Company’s Common Stock (“Common Stock”) as of the close of business on February 28, 2014, are entitled to notice of, and to vote at, the Meeting. On that date, the Company had 50,199,509 shares of Common Stock outstanding, each of which is entitled to one vote on each proposal submitted for shareholder consideration at the Meeting.

Subject to the applicable New York Stock Exchange regulations regarding discretionary voting by brokers, a proxy, in the enclosed form, that is properly executed, duly returned to the Company or its authorized representatives or agents and not revoked, or that has been properly voted by telephone or by Internet according to the instructions on the enclosed proxy card and not revoked, will be voted in accordance with the shareholder’s instructions contained in the proxy. If no instructions are indicated on the proxy, the shares represented thereby will be voted as follows:

•	FOR the election of the Board’s nine nominees for director;

•	FOR approval of the compensation of our named executive officers, as disclosed herein pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement;

•	FOR approval of the Sensient Technologies Corporation Incentive Compensation Plan for Elected Corporate Officers;

•	FOR ratification of the Board’s appointment of Ernst & Young LLP as the Company’s independent auditors for 2014; and

•	On such other matters that may properly come before the Meeting in accordance with the best judgment of the individual proxies named in the proxy.

Brokers are not entitled to vote on the election of directors, on the approval of our executive compensation or on any matter relating to executive compensation (including the proposed Sensient Technologies Corporation Incentive Compensation Plan for Elected Corporate Officers) unless they receive voting instructions from the beneficial owner, but they will be able to vote with respect to ratification of Ernst & Young LLP as our auditors for 2014. If a broker does not receive voting instructions from the beneficial owner, the broker may return a proxy card with no vote on these matters, which is usually referred to as a broker non-vote. The shares subject to a broker non-vote will be counted for purposes of determining whether a quorum is present at the Meeting if the shares are represented at the Meeting by proxy from the broker. A broker non-vote will have no effect with respect to the election of directors, the advisory shareholder vote on our executive compensation and the approval of the proposed Sensient Technologies Corporation Incentive Compensation Plan for Elected Corporate Officers.

Beginning in 2014, shares held in the same registration (for example, shares held by an individual directly and through an employee benefit plan) will be combined into the same proxy card whenever possible. However, shares held with different registrations cannot be combined and therefore a shareholder may receive more than one proxy card. If you hold shares in multiple accounts with different registrations, you must vote each proxy card you receive to ensure that all shares you own are voted in accordance with your directions.

Any shareholder giving a proxy may revoke it at any time before it is exercised at the Meeting by delivering written notice thereof to the Secretary of the Company or by delivering a later executed proxy. Any shareholder attending the Meeting may vote in person whether or not the shareholder has previously filed a proxy. Presence at the Meeting by a shareholder who has signed a proxy does not in itself revoke the proxy. The shares represented by all properly executed proxies received prior to the Meeting and not revoked will be voted as directed by the shareholders.

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers or employees of the Company in person, by telephone or by Internet. The Company will use the services of D. F. King & Co., Inc., New York, New York, to aid in the solicitation of proxies. Sensient expects that it will pay D. F. King & Co., Inc., its customary fees, estimated not to exceed approximately $750,000 in the aggregate, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. This proxy solicitation firm estimates that approximately 50 of its employees will assist in this proxy solicitation, which they may conduct by personal interview, mail, telephone, facsimile, email, other electronic channels of communication or otherwise. Excluding amounts normally expended by Sensient for a solicitation for an election of directors in the absence of a contest and costs represented by salaries and wages of Sensient’s regular employees and officers, Sensient's aggregate expenses, including those of D. F. King & Co., Inc., related to this proxy solicitation are expected to be approximately $3,250,000, of which approximately $80,000 has been spent to date. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners.

Other than the Change of Control Employment and Severance Agreements with our named executive officers, each of which are described in this proxy statement, and standard agreements between the Company and its directors and executive officers covering equity awards under our compensation plans, the forms of which have been filed as exhibits to Sensient's Annual Report on Form 10-K with respect to the period ending December 31, 2013, no participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of Sensient, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

Other than Mr. Paul Manning’s employment agreement and the Change of Control Employment and Severance Agreements with our named executive officers, each of which are described in this proxy statement, no participant, nor any associate of a participant, has any arrangement or understanding with any person (i) with respect to any future employment by Sensient or its affiliates or (ii) with respect to any future transactions to which Sensient or any of its affiliates will or may be a party.

ITEM 1.

ELECTION OF DIRECTORS

The Board of Directors currently consists of nine members who are all elected each year for one-year terms. The Board has re-nominated all nine of its current directors: Messrs. Brown, Cichurski, Croft, Hickey, Kenneth Manning and Paul Manning, Drs. Clydesdale and Wedral, and Ms. Whitelaw.

The Company intends that the persons named as proxies in the accompanying proxy cards will vote FOR the election of the Board’s nine nominees. If any nominee should become unable to serve as a director prior to the Meeting, the shares represented by proxy cards that include directions to vote in favor of that nominee or that do not contain any instructions will be voted FOR the election of such other person as the Board may recommend, subject to the rules for broker non-votes described under “General” above.

Under Wisconsin law, unless otherwise provided in a corporation’s articles of incorporation (Sensient’s articles of incorporation do not otherwise provide), directors are elected by a plurality of the votes cast by the shares entitled to vote in the election of directors, assuming a quorum is present. For this purpose, “plurality” means that the individuals receiving the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election. Therefore, any shares of Common Stock that are not voted on this matter at the Meeting (whether by abstention, broker non-vote or otherwise) will have no effect on the election of directors at the Meeting. Brokers do not have discretion to cast votes in the election of directors with respect to any shares for which they have not received voting directions from the beneficial owners.

Sensient’s Corporate Governance Guidelines, a copy of which is available on the Company’s website (www.sensient.com) by following links to “About Sensient” and “Corporate Governance,” include a director resignation policy for directors in uncontested elections. Pursuant to the policy, any director who fails to receive a greater number of votes “for” his or her election than votes “withheld” at the Meeting must tender his or her irrevocable resignation to the Board of Directors. The Nominating and Corporate Governance Committee will act to determine whether to accept the director’s resignation and will submit such recommendation for consideration by the Board of Directors, and the Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation. The Nominating and Corporate Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Pursuant to the Company’s Bylaws, written notice of other qualifying nominations by shareholders for election to the Board, together with a completed Directors and Executive Officers Questionnaire, affirmation and consent, must have been received by the Secretary no later than 50 days before the meeting, or March 5, 2014, with respect to the Meeting. On February 19, 2014, FrontFour Master Fund, Ltd., an exempted company formed under the laws of the Cayman Islands (“FrontFour”), notified the Company of its intention to nominate and solicit proxies in support of four individuals, James R. Henderson, James E. Hyman, Stephen E. Loukas and William R. Redford, Jr., for election as directors of the Company at the Meeting. FrontFour has stated that FrontFour and its affiliates may be deemed to collectively beneficially own an aggregate of 762,935 shares of our Common Stock as of February 28, 2014.

The Board of Directors does not endorse the election of any of FrontFour’s nominees.

Each of Sensient’s nine nominees and Sensient’s Board as a whole possess a combination of the qualifications, skills, professional experiences, education and other attributes that the Nominating and Corporate Governance Committee seeks out in potential Board members.  In particular, Sensient’s Board includes directors with significant experience in the specialty chemicals industry, directors with a demonstrated history of driving sustainable operational improvements, directors with technical and food science backgrounds, directors with financial and accounting expertise and directors with diverse backgrounds and experiences.

Based on the biographies FrontFour has provided regarding its nominees, Sensient does not believe that any of FrontFour’s nominees would add any meaningful specialty chemical industry experience, diversity or scientific, technical, accounting or operational skills to the Board.

Sensient’s Board, together with its management team, has articulated and continues to implement a clearly defined strategy to create sustainable, long-term value for all of our shareholders. In the opinion of Sensient’s Board, shareholders will be better served by supporting the Board's nine nominees on the WHITE proxy card and allowing Sensient to continue to execute on its strategy.

You may receive solicitation materials from FrontFour or its affiliates, including a proxy statement and a green proxy card. The Company is not responsible for the accuracy of any information provided by or relating to FrontFour or its nominees contained in solicitation materials filed or disseminated by or on behalf of FrontFour or any other statement FrontFour may make. Sensient’s Board unanimously recommends that shareholders vote on the WHITE proxy card for all nine of Sensient’s nominees.

Director Selection Criteria; Director Qualifications and Experience

The Company has included its criteria for selecting nominees to the Board both on its website and as an attachment to its annual meeting proxy statement for many years. Those criteria, which are periodically reviewed by the Nominating and Corporate Governance Committee, are included as Appendix A to this proxy statement. The criteria emphasize the need for independence and an absence of material conflicts of interest of all directors other than the Company’s Chairman of the Board and the Company’s President and Chief Executive Officer, the personal attributes the Company seeks in all directors, and the broad mix of skills and experience that should be included among its directors to enhance both the diversity of perspectives, professional experience, education and other attributes and the overall strength of the composition of the Board. The skills and experience that we consider most important for membership on the Board include a background in at least one of the following areas:

•	substantial recent business experience at the senior management level, preferably as chief executive officer;

•	a recent leadership position in the administration of a major college or university;

•	recent specialized expertise at the doctoral level in a science or discipline important to the Company’s business;

•	recent prior senior level governmental or military service;

•	financial expertise; or

•	risk assessment, risk management or employee benefit skills or experience.

The particular skills, experience, qualifications and other attributes that the Board believes qualify each of Sensient’s nominees to serve on the Board are briefly described below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL NINE NOMINEES DESCRIBED BELOW. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES (EXCLUDING BROKER NON-VOTES) WILL BE VOTED FOR ALL NINE NOMINEES DESCRIBED BELOW.

Hank Brown	Director Since 2004
Age 73	Audit Committee (Chairman)
Finance Committee
Nominating and Corporate Governance Committee

 Mr. Brown is President Emeritus of the University of Colorado and Senior Counsel with the law firm of Brownstein, Hyatt, Farber and Scheck P.C. Mr. Brown was President of the University of Colorado from 2005 to 2008, and President of the University of Northern Colorado from 1998 to 2002, in both cases leading the institution to greater enrollment and financial support. In between his stints as president of a university, Mr. Brown served from 2002 to 2005 as President and Chief Executive Officer of the Daniels Fund, a billion dollar charitable foundation, where he continues to serve as Chairman of the Board. Mr. Brown served as a United States Senator from Colorado from 1991 to 1997 (serving on the Foreign Relations and Judiciary Committees), and five terms in the U.S. House of Representatives from 1981 to 1991 (serving on the Ways and Means and Budget Committees). Prior to that, Mr. Brown served as Vice President of Monfort of Colorado, Inc. (a public food company with international operations, later acquired by ConAgra Foods, Inc.) from 1969 to 1980. While at Monfort, Mr. Brown started and/or directed several divisions with increasing responsibilities, including Corporate Development, International Sales and Operations and the Lamb Feeding, Processing and Sales Division. Mr. Brown currently serves as a director of Sealed Air Corporation (since 1997) and First Bank Corp. (since 2013). Within the past five years he was a director of Delta Petroleum Corporation (from 2007 to 2010) and Guaranty Bancorp (from 2008 to 2009); prior to that time he was a director of several other public companies.

Mr. Brown earned a bachelor of science degree in accounting from the University of Colorado in 1961. Mr. Brown volunteered for the U.S. Navy, earning his commission at Newport, Rhode Island, and his navigator wings at Pensacola, Florida, and Corpus Christi, Texas. Following his service with VR – 22 and a tour in Viet Nam, Mr. Brown retired from the Navy as a Lieutenant and enrolled in law school in 1966. In 1969, Mr. Brown received his Juris Doctorate from the University of Colorado and passed the Colorado Bar Exam. Mr. Brown earned an LLM in taxation from George Washington University in 1986 by attending night classes while serving in Congress. In 1988, he passed the CPA exam and is a certified public accountant (currently inactive).

For the following reasons, the Board concluded that Mr. Brown should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Mr. Brown’s extensive management experience in private, public and non-profit sector enterprises, including public corporations with extensive international operations in food-related businesses, provides Sensient with a broad perspective in addressing issues of governance, financial management, executive recruitment and risk management that are relevant to any large organization. Mr. Brown’s background as an attorney and CPA, and his experiences developing financial and governmental expertise, allow him to make valuable contributions to Sensient’s Audit Committee and Finance Committee and allow him to assist with the Board’s oversight of risk management and compliance matters. Further, Mr. Brown’s background in government service provides special insights into legislative and regulatory trends impacting Sensient’s business.

Edward H. Cichurski	Director Since 2013
Age 72	Audit Committee
Finance Committee
Scientific Advisory Committee

Mr. Cichurski spent 35 years practicing as a CPA for clients throughout the world with the international accounting firm PricewaterhouseCoopers and its predecessors (he retired from that firm in 2000), including service in Barcelona, Spain from 1978-1981, and service as the Managing Partner of the Milwaukee office (serving Wisconsin and parts of the upper Midwest) from 1989 to 1996. From mid-1996 to 2000, he was at the firm’s National Office in New York working with the firm’s Office of General Counsel. From 2000 to 2007, he served as Executive Vice President of Merchants & Manufacturers Bancorporation and as president of its financial services subsidiary. Following his retirement from that position, he has served as an advisor to several public and private companies on business development, accounting and financial reporting matters. That includes providing advisory services to Sensient from 2007 until his 2013 selection as a nominee for Sensient’s Board by the Nominating and Corporate Governance Committee. Mr. Cichurski serves on the boards of numerous community and charitable organizations in the Milwaukee area and is a member of both the American Institute of Certified Public Accountants and the Wisconsin Institute of Certified Public Accountants.

Mr. Cichurski received his bachelor of science degree from St Peter’s College, Jersey City, New Jersey, in 1963 and his MBA from Fairleigh Dickinson University in 1971. He served as a First Lieutenant in the U.S. Army from 1963 to 1965, where he earned the Army Commendation Medal.

For the following reasons, the Board concluded that Mr. Cichurski should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Mr. Cichurski’s accounting and auditing experience and expertise and his substantial U.S. and international experience assisting global businesses in a variety of industries are particularly valuable to Sensient. His recent business experience, both at a senior management level and as an advisor to growing businesses in a variety of manufacturing and consumer products businesses, is of particular value as Sensient pursues both its growth program and its cost reduction initiatives throughout the Company.

Dr. Fergus M. Clydesdale	Director Since 1998
Age 77	Compensation and Development Committee
Executive Committee
Nominating and Corporate Governance Committee
Scientific Advisory Committee (Chairman)

Dr. Clydesdale has had a distinguished career as a university professor and administrator, scientific researcher and advisor to public and private agencies both in the U.S. and around the world in research, product development and scientific policy and regulation to optimize food quality, food acceptability, food safety, nutrition and overall health and quality of life. Dr. Clydesdale’s honors and accomplishments in the field of food science and nutrition are legion and too numerous to mention. Dr. Clydesdale is currently Distinguished University Professor, Department of Food Science, College of Natural Sciences, University of Massachusetts Amherst, and Director of the University of Massachusetts Food Science Policy Alliance, which he founded in 2004. From 1990 to 2008, he was head of the University of Massachusetts Amherst Department of Food Science, which at the time of his retirement was ranked nationally among the top three university food science departments in research and the top department in the university in student satisfaction.

In 2010, the National Research Council of the National Academies, based on the performance of the Department in the last year of Dr. Clydesdale’s tenure as its Head, ranked the Department as number one among all Food Science Departments in the United States for PhD research and education. Recently elected a Fellow of the American Institute of Nutrition, he is now a fellow of the four premier societies in the field of food science and nutrition. Dr. Clydesdale is the editor of Critical Reviews in Food Science and Nutrition, the top ranked journal in food science with a worldwide audience. He has published some 375 scientific articles and coauthored or edited 20 books, including Food Colorimetry: Theory and Applications (1975), which is still considered a leading authority in its field. In addition, Dr. Clydesdale has done extensive work related to the science and technology of formulating and measuring natural and synthetic colors in foods and emulsions and the sensory effects, benefits and interactions of food and beverage colorants and flavors. Dr. Clydesdale initiated and organized the University of Massachusetts Food Science Strategic Research Alliance, which has approximately 25 member companies including many of the major multinationals. He also chaired the Strategic Research Alliance from 1988 to 2008, along with the Strategic Policy Alliance from its inception in 2004. Dr. Clydesdale helped in the formation of a venture company (Wesfolk) at the University of Massachusetts Amherst to commercialize the scientific discoveries being made by his department. Dr. Clydesdale also has served on numerous standing and special committees of the FDA and the National Academy of Sciences focusing on food and ingredient safety, nutrition, policy and labeling (e.g., he chaired the FDA working panel that evaluated Olestra, the last food additive to gain approval, and in 2009-2010 served on an FDA committee which evaluated FDA’s Research Mission), including three terms as chair of the Food Forum of the Food and Nutrition Board of the National Academy. In 2010, he was reappointed to another three year term on the National Academies, Institute of Medicine, Food and Nutrition Board. Dr. Clydesdale served as Chair and currently serves on the Board of Trustees of the American branch of the International Life Sciences Institute. He has served on the board of the Global International Life Sciences Institute. Each of these entities promotes scientific research to optimize food safety and health globally. He has been active worldwide speaking on the challenges and opportunities of using technology to improve food safety, nutrition and health while increasing the global food supply.

For the following reasons, the Board concluded that Dr. Clydesdale should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Dr. Clydesdale is a globally-known expert in the science of food colors, especially natural colors, and their use in food and the effects of color on perceptions of flavor and wholesomeness, all of which are central to Sensient’s worldwide businesses and its plans for future growth. Dr. Clydesdale’s background in food science, experience with industry from the Food Science Research and Policy Alliances and service on government and university advisory committees, as well as his leadership of a major university department, give him unique experience in risk assessment, food safety, food processing, nutrition, national and international food and ingredient policies, labeling, and regulatory and scientific trends. Dr. Clydesdale’s university service has included chairing and serving on search committees for top university positions, including chair of the committee for dean of the school of management and serving on search committees for chancellor and provost, as well as developing metrics for promotion, tenure and salary increases within his department. These and other university responsibilities, along with his board activities with the International Life Sciences Institute, allow him to make valuable contributions to Sensient’s Nominating and Corporate Governance Committee and Compensation and Development Committee. Dr. Clydesdale’s experience in academics and with industry and government also position him to provide valuable advice and oversight to Sensient’s Scientific Advisory Committee (which he chairs) regarding Sensient’s product research and development activities, future scientific, product and policy trends, its marketing and labeling of both functional and health effects of natural and other ingredients and its food safety policies and procedures.

James A.D. Croft	Director Since 1997
Age 76	Audit Committee
Compensation and Development Committee (Chairman)
Executive Committee
Scientific Advisory Committee

Mr. Croft has extensive international and entrepreneurial experience, including having served as an executive officer, director and leader of business development at various multi-national businesses. In 1967, he became a general partner in the London-based real estate consulting firm of Richard Ellis, and was one of the senior partners in the firm until his retirement in 1998 at the time of its merger with California-based CB Commercial (CB Richard Ellis). From 1968 through the early 1980s, Mr. Croft was Executive Chairman of Richard Ellis International, the firm’s international development arm. During this time, he travelled extensively, and led the firm’s business development and office openings throughout Europe, the United States and Latin America. He then established the firm’s international Hotels and Leisure division based in London. During his career with Richard Ellis, Mr. Croft served as a director of most of the firm’s subsidiary and associated companies throughout the world, and was also a consultant to several major international investors. By the time of Mr. Croft’s retirement, Richard Ellis had 67 offices worldwide, with around 2,000 employees and annual fee income of approximately US$250 million. In 1993, Mr. Croft co-founded SRAB Shipping AB, where he served as a director until 1998. Mr. Croft helped take that company public in 1997 (it is quoted on the Stockholm OMX Stock Exchange) and it now owns and operates nine tanker and dry cargo vessels.

Although he is retired from Richard Ellis and SRAB Shipping, Mr. Croft continues an active role in entrepreneurial ventures, currently serving as the Chairman and sole shareholder of Bartlodge Ltd, a property development and investment firm he founded specializing in office development in the United Kingdom and residential development in Portugal.

Mr. Croft attended the University of London where he received a bachelor’s degree in Real Estate Management, graduating as Student of the Year in 1960. He currently resides in Kent, England, is fluent in French and has a working knowledge of Spanish and Portuguese.

For the following reasons, the Board concluded that Mr. Croft should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. More than half of Sensient’s revenues come from outside the United States, and expanding its worldwide operations is a key strategy. As a lifetime resident of the United Kingdom, Mr. Croft brings an international perspective to the challenges of creating and building businesses that span multiple countries, cultures, languages, regulatory structures and business traditions, having spent over 40 years creating, building and managing multi-national businesses that focus on the specific needs of the local market and individual customer. Mr. Croft also brings the unique skills of an entrepreneur who has developed several successful multi-national businesses, often as start-ups. This international and management experience enables him to provide unique insights regarding the management and expansion of Sensient’s international operations.

William V. Hickey	Director Since 1997
Age 69	Audit Committee
Executive Committee
Finance Committee (Chairman)
Nominating and Corporate Governance Committee

Mr. Hickey is currently an Operating Advisor at Ares Management (since July 1, 2013), a global alternate investment manager with $68 billion under management and based in Los Angeles. He previously served as Chief Executive Officer of Sealed Air Corporation, a Fortune 300 global manufacturer of protective, food and specialty packaging materials and systems, from March 1, 2000 until February 28, 2013, and he served as Chairman of the Board of Sealed Air Corporation from September 1, 2012 until May 16, 2013. He also served as President (since 1996) of Sealed Air Corporation until September 1, 2012.

Prior to becoming Chief Executive Officer at Sealed Air Corporation, Mr. Hickey served in various executive positions, including Chief Operating Officer, Executive Vice President, Chief Financial Officer and Vice President and General Manager of the Food Packaging Division and the Cellu Products Division.

Prior to joining Sealed Air Corporation, he served as Chief Financial Officer of the W.R. Grace and Co. Pacific and Latin American operations in the 1970s. He was previously employed by Arthur Young, where he worked as a CPA and consultant.

Mr. Hickey serves as a director (including a member of the compensation committee and chairman of the finance committee) of Public Service Enterprise Group Incorporated, a diversified energy company that is traded on the New York Stock Exchange and one of the ten largest electric utility companies in the United States. In addition, he serves on the Board of Governors of the Hackensack University Medical Center. He is also a Member of the American Business Conference and a Member of the Executive Board of the Northern New Jersey Council of the Boy Scouts of America.

For the following reasons, the Board concluded that Mr. Hickey should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Mr. Hickey has considerable business, management, leadership and financial experience, including expertise directly related to the food industry. Through his service, including first as Chief Financial Officer and then as Chief Executive Officer, with Sealed Air Corporation, a large public company with extensive international operations and substantial interests in food-related businesses (approximately two-thirds of its revenue), Mr. Hickey has a knowledge and expertise in serving the international food industry that is critical to Sensient’s business. Further, Mr. Hickey has been extremely successful in managing and growing businesses. During Mr. Hickey’s tenure, Sealed Air Corporation grew its net sales from $78 million to over $7.5 billion, and expanded, both domestically and internationally, through acquisitions and start-ups. In addition to his leadership and management skills, Mr. Hickey has considerable financial, auditing, risk management and corporate governance experience and is an audit committee financial expert under the SEC’s rules, all of which enable him to make valuable contributions to Sensient’s Board and various Board committees, including the Audit Committee.

Kenneth P. Manning	Director Since 1989
Age 72	Executive Committee (Chairman)
Scientific Advisory Committee

Mr. Kenneth Manning is Sensient’s Chairman of the Board (since 1997). Mr. Manning joined Sensient as a Group Vice President in 1987. Mr. Manning became Sensient’s Executive Vice President in 1989, President in 1992 and Chief Executive Officer in 1996. He has been the architect of Sensient’s numerous key strategic moves, such as increasing its presence overseas and its moves into high-performance specialty ingredients for food and beverage systems, cosmetic and pharmaceutical ingredient systems and specialty chemicals for various applications. Mr. Manning is also a director of Sealed Air Corporation (since 2002) and a former director of Badger Meter, Inc. (from 1996 to 2010), Firstar Corporation (from 1997 to 1999), Firstar Trust Company (from 1992 to 1997) and numerous other public and charitable organizations.

Before joining Sensient, Mr. Manning served as assistant to the Chairman and Chief Executive Officer of W.R. Grace and Company and in other positions within W.R. Grace of increasing responsibility both domestically and overseas, including as Vice President of Operations — European Division and later as President of its Ambrosia Chocolate Division.

Mr. Manning holds a Bachelor of Science degree in Mechanical Engineering from Rensselaer Polytechnic Institute and a Master's degree in Business Administration from American University. Mr. Manning served as an officer on active duty in the U.S. Navy from 1963 to 1967 and retired from the U.S. Naval Reserve in 1995 with the rank of Rear Admiral. He was awarded the Legion of Merit (awarded for exceptionally meritorious conduct in the performance of outstanding services and achievements) in 1994. Mr. Manning is a member of the American Society of Mechanical Engineers, the American Chemical Society, Navy League, the United States Naval Institute, the Naval Reserve Association, and the National Maritime Historic Association. He is also a Knight of Malta.

For the following reasons, the Board concluded that Mr. Manning should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Mr. Manning is the longest-serving director. As Sensient’s Chief Executive Officer from 1996 until February 1, 2014, he was the leader of Sensient’s transformation into a global developer, manufacturer and marketer of advanced color, flavor and fragrance systems for the food, beverage, pharmaceutical, personal care and other industries. With over 25 years of service to the Company, Mr. Manning’s unique knowledge and understanding of its businesses makes him especially well-suited to deal with future challenges and opportunities, as Sensient strives to sustain its growth in the current economic and competitive environment. Mr. Manning’s leadership and excellent business judgment are essential to Sensient’s Board.

Paul Manning	Director Since 2012
Age 39	Executive Committee
Finance Committee
Scientific Advisory Committee

Mr. Paul Manning is Sensient’s President and Chief Executive Officer (since February 2, 2014). He joined the Company in 2009 as General Manager, Food Colors North America, and became President of the Color Group in 2010. He became President and Chief Operating Officer of the Company in October 2012. Before joining the Company he worked for Danaher Corporation from 2008 to 2009 as Mergers and Acquisitions Integration Manager of the Fluke Division. From 2003 to 2007, he held various supply chain and project manager positions with McMaster-Carr Supply Company. He holds a B.S. degree in Chemistry from Stanford University and an MBA from Northwestern University. He attended Stanford University on a Naval ROTC scholarship and served in the U.S. Navy as a Surface Warfare Officer for four years.

During his years with the Color Group, Mr. Manning gained a thorough understanding of both the opportunities and the challenges facing the Company’s Color businesses and made critical contributions to their improved performance. During his 15 months as the Company’s President and Chief Operating Officer, the Company’s stock price increased from $37.71 to $48.92, an increase of more than 29%. In his current position as the Company’s President and Chief Executive Officer, he is applying his management skills and experience to make similar contributions in the Company’s other businesses and he has played a critical role in the relocation of the Flavor Group headquarters from Indianapolis to the Chicago area on time and on budget. His detailed knowledge of the Company’s operations enables him to keep the Board well informed regarding the Company’s performance and opportunities. Mr. Manning’s strong background in chemistry allows him to direct product and technology research and development efforts and to be a valuable member of the Scientific Advisory Committee. Mr. Manning’s prior experience in mergers and acquisitions and supply chain management is valuable to the Board because these areas are of particular importance for the Company’s growth and profitability.

For the following reasons, the Board concluded that Mr. Manning should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. As Sensient’s President and Chief Executive Officer, Mr. Manning brings the Board unique insights that will be critical to Sensient’s long-term strategic planning and to issues that may arise in connection with the management succession occasioned by the recent retirement of Mr. Kenneth Manning.

Dr. Elaine R. Wedral	Director Since 2006
Age 69	Finance Committee
Scientific Advisory Committee

Dr. Wedral has served as President of the International Life Sciences Institute-North America, a nonprofit organization based in Washington, D.C., that provides a forum for academic, government and industry scientists to identify important nutrition and food safety issues and work toward solutions for the benefit of the general public. Dr. Wedral is also a director of Balchem Corporation (where she is chair of the governance and nominating committee and a member of the compensation committee), which is engaged in the development, manufacture and marketing of specialty performance ingredients and products for the food, nutritional, feed, pharmaceutical and medical sterilization industries. Dr. Wedral also serves on the editorial board of Food Processing magazine, serves on the board of the Women’s Global Health Institute at Purdue University and continues to work with several industry groups and universities on food science issues in an advisory capacity.

From 1972 to 2006, Dr. Wedral served in various capacities with the Nestle Company, including as President of Nestle R&D Center, Inc. and director of Nestle R&D Food Service Systems Worldwide from 2000 to 2006, and as President of all Nestle U.S. R&D Centers from 1988 to 1999. During her tenure with Nestle, Dr. Wedral developed the strategy and accompanying R&D program for its foodservice systems. Among other things, she was responsible for the reorganization and supervision of Nestle’s existing R&D facilities in North America, with over 700 personnel, and the development, construction and management of a new state-of-the-art pet food and nutrition facility, a new beverage, confection and ice cream facility and renovation of a consolidated food and nutrition laboratory, each combining an emphasis on proprietary innovation with production efficiencies and commercialization opportunities. Dr. Wedral holds over 38 U.S. and European patents in food science, chemistry, and foodservice systems to deliver foods and beverages, most related to food flavors and colors and food fortifications (e.g., adding bioavailable iron to fortify a product without discoloring it). Dr. Wedral’s work often helped create new product categories (e.g., shelf-stable liquid coffee creamers and refrigerated pizzas) while emphasizing food safety and quality. Dr. Wedral also has experience and expertise in helping to commercialize food and beverage products and delivery systems designed for local tastes and preferences around the world.

For the following reasons, the Board concluded that Dr. Wedral should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Dr. Wedral combines food science expertise with substantial business and personnel management and leadership experience in developing innovative and commercially successful food and beverage products. Dr. Wedral has experience in successfully building or consolidating food and beverage research facilities within budget and managing and motivating large staffs of research scientists and engineers to work collaboratively and efficiently to serve customer needs, all while emphasizing the development of proprietary products and systems that meet the highest standards of food quality and safety. These experiences and technical expertise allow Dr. Wedral to make valuable contributions to Sensient’s Board and Board committees, including the Finance Committee and Scientific Advisory Committee.

Essie Whitelaw	Director Since 1993
Age 66	Compensation and Development Committee
Nominating and Corporate Governance Committee
(Chairman)
Scientific Advisory Committee

Ms. Whitelaw served as Senior Vice President of Operations of Wisconsin Physician Services, a provider of health insurance and benefit plan administration, from 2001 until her retirement in 2010, where she was responsible for managing over 430 employees. Prior to that, Ms. Whitelaw served over 15 years in various executive positions, including as President and Chief Operating Officer (1992 to 1997) and Vice President of National Business Development, at Blue Cross Blue Shield of Wisconsin, a comprehensive health and dental insurer. Among other things, while at Blue Cross Blue Shield, Ms. Whitelaw was responsible for managing insurance risk underwriting activities, regulatory compliance and the development and implementation of appropriate sales incentive programs. Prior to its merger into another public utility in 2000, Ms. Whitelaw served on the board and on the audit, nominating and retirement plan investment committees of WICOR Corporation, a Wisconsin energy utility.

Ms. Whitelaw is active in the local Wisconsin community. She currently serves on the Milwaukee Public Museum board of directors, the Wisconsin Lutheran Foundation Board, the Atonement Lutheran School board and the board of the Wisconsin Women’s Health Foundation, a non-profit organization dedicated to improving the health and lives of women and their families, through education, outreach programs and partnerships. Ms. Whitelaw’s prior board service includes Goodwill Industries, United Way of Greater Milwaukee, Blue Cross Blue Shield Foundation, Metropolitan Milwaukee Association of Commerce, Greater Milwaukee Committee and Bradley Center Sports and Entertainment Corp.

For the following reasons, the Board concluded that Ms. Whitelaw should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Ms. Whitelaw has significant regulatory compliance and human resources experience, including developing and implementing compensation policies and designing incentive programs for sales and customer service employees to achieve business objectives while managing risk. Ms. Whitelaw is Sensient’s longest serving independent director. Sensient values Ms. Whitelaw’s involvement in civic and community activities, and her experiences with regulatory compliance, risk management and human resources allow her to make valuable contributions to Sensient’s Board and Board committees, including the Compensation and Development Committee and the Nominating and Corporate Governance Committee.

Except as noted, all nominees have held their current positions or otherwise have served in their respective positions with the listed organizations for more than five years. No director, nominee for director or executive officer had any material interest, direct or indirect, in any business transaction of the Company or any subsidiary since the beginning of 2013 nor does any director, nominee or executive officer have any material interest, direct or indirect, in any such proposed transaction, except that: (1) Sealed Air Corporation, of which Mr. Hickey was Chief Executive Officer until March 1, 2013, was a director until December 19, 2013, and of which Messrs. Brown and Kenneth Manning are directors, purchased $170,008 and $130,076 in colors from one or more units of the Company in 2013 and 2012, respectively; (2) a Sensient subsidiary purchased $355,161 and $217,849 in packaging or industrial cleaner from Sealed Air in 2013 and 2012, respectively; (3) during 2009 the Company hired Mr. Paul Manning, the son of Mr. Kenneth Manning (Sensient’s Chairman of the Board), and he currently serves as the President and Chief Executive Officer of the Company, and in January 2013 the Company hired Mr. John Manning (son of Mr. Kenneth Manning and brother of Mr. Paul Manning), and he currently serves as Vice President and Assistant General Counsel; and (4) Mr. Cichurski provided accounting consulting services to the Company from 2007 until his 2013 nomination as a director in exchange for an annual consulting fee of $35,000. See “Transactions with Related Persons” below. The Board has determined that all members of the Board, except Mr. Kenneth Manning and Mr. Paul Manning, are independent under the applicable rules of the New York Stock Exchange and the Securities and Exchange Commission (the “SEC”), and that the relationships of Mr. Hickey and Mr. Cichurski did not impair their independence. See “Corporate Governance - Director Independence” below.

Corporate Governance

General

The Board is responsible for exercising the corporate powers of the Company and overseeing the management of the business and affairs of the Company, including management’s establishment and implementation of key strategic priorities and initiatives. Long-term, sustainable value creation and preservation are possible only through the prudent assumption and management of both risks and potential rewards, and Sensient’s Board as a whole takes a leading role in overseeing the Company’s overall risk tolerances as a part of the strategic planning process and in overseeing the Company’s management of strategic risks. The Board has delegated to the Audit Committee primary responsibility for overseeing the executives’ risk assessments and implementation of appropriate risk management policies and guidelines, including those related to financial reporting and regulatory compliance. It has delegated to the Compensation and Development Committee primary oversight responsibility to insure that compensation programs and practices do not encourage unreasonable or excessive risk-taking and that any risks are subject to appropriate controls. It has delegated to the Finance Committee primary oversight responsibility with respect to Sensient’s capital structure and the types and amounts of insurance and with respect to foreign currency management.

Board Meetings and Meeting Attendance

The Board of Directors met five times during 2013. Each director attended at least 75% of the meetings of the Board and the Board Committees on which he or she served at the time of the meetings that were held during 2013. The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend meetings of the Board and the committees of which they are members and to attend the Annual Meeting of Shareholders. In 2013, all Board members attended the Annual Meeting of Shareholders.

Committees of the Board of Directors

Executive Committee

The Executive Committee of the Board of Directors, which currently consists of Messrs. Croft, Hickey, Kenneth Manning (Chairman) and Paul Manning and Dr. Clydesdale, did not meet in 2013. This Committee has the power and authority of the Board of Directors in directing the management of the business and affairs of the Company in the intervals between Board of Directors meetings, except to the extent limited by law, and reports its actions at regular meetings of the Board.

Audit Committee

The Audit Committee of the Board of Directors met ten times during 2013. Messrs. Brown (Chairman), Cichurski, Croft and Hickey are the current members of the Audit Committee. All members of the Audit Committee meet the independence and experience requirements of the New York Stock Exchange and the SEC applicable to directors generally, and to members of audit committees specifically. None of them serves on the audit committee of more than three public companies.

This Committee, among other things:

•	has sole responsibility to appoint, terminate, compensate and oversee the independent auditors of the Company and to approve any audit and permitted non-audit work by the independent auditors;

•	reviews the adequacy and appropriateness of the Company’s internal control structure and recommends improvements thereto, including management’s assessment of internal controls and the internal audit function and risk management activities in general;

•	reviews with the independent auditors their reports on the consolidated financial statements of the Company and the adequacy of the financial reporting process, including the selection of accounting policies;

•	reviews and discusses with management the Company’s practices regarding earnings press releases and the provision of financial information and earnings guidance to analysts and ratings agencies;

•	obtains and reviews an annual report of the independent auditor covering the independent auditor’s independence, quality control and any inquiry or investigation of the independent auditors by governmental or professional authorities within the past five years;

•	sets hiring policies for employees or former employees of the independent auditor;

•	establishes procedures for receipt of complaints about accounting, internal accounting controls, auditing and other compliance matters;

•	reviews and oversees management’s risk assessment and risk management policies and guidelines generally, including those related to financial reporting and regulatory compliance; and

•	reviews the adequacy and appropriateness of the various policies of the Company dealing with the principles governing performance of corporate activities. These policies, which are set forth in the Company’s Code of Conduct and Standards of Conduct for International Employees, include antitrust compliance, conflicts of interest, anti-bribery and business ethics.

The Board has adopted a written charter for the Audit Committee, which is included in the Company’s Bylaws and posted on its website. The Audit Committee reviews and reassesses the adequacy of this charter at least annually. The Board has also adopted a Code of Ethics for Senior Financial Officers, as contemplated by the Sarbanes-Oxley Act of 2002. The Board has determined that Mr. Hickey is an audit committee financial expert in accordance with SEC rules. Any changes made to the Code of Ethics, and any waivers granted thereunder, will be posted and available on the Company’s website.

Compensation and Development Committee

The current members of the Compensation and Development Committee of the Board of Directors, which held five meetings during 2013, are Mr. Croft (Chairman), Dr. Clydesdale and Ms. Whitelaw. Each member of the Committee has been determined by the Board of Directors to satisfy the independence requirements of the New York Stock Exchange and the SEC applicable to directors generally and to members of compensation committees.

Among the Committee’s responsibilities are:

•	to review and approve all compensation plans and programs (philosophy and guidelines) of the Company and, in consultation with senior management and taking into consideration recent shareholder advisory votes and any other shareholder communications regarding executive compensation, oversee the development and implementation of the Company’s compensation program, including salary structure, base salary, short- and long-term incentive compensation such as restricted stock awards (including the relationships between incentive compensation and risk-taking) and nonqualified benefit plans and programs, including fringe benefit programs;

•	to review and discuss with management the policies and practices of the Company and its subsidiaries for compensating their employees, including non-executive officers and employees, to insure those policies do not encourage unreasonable or excessive risk-taking and that any risks are subject to appropriate controls;

•	to review and make recommendations to the Board with respect to all compensation arrangements and changes in the compensation of the officers appointed by the Board, including, without limitation (i) base salary; (ii) short- and long-term incentive compensation plans and equity-based plans (including overseeing the administration of these plans and discharging any responsibilities imposed on the Committee by any of these plans); (iii) employment agreements, severance arrangements and change of control agreements/provisions, in each case as, when and if appropriate; and (iv) any special or supplemental benefits; and

•	at least annually, to review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, report the results of the evaluation to the Board and set the Chief Executive Officer’s compensation level based on this evaluation.

Sensient designs its overall compensation programs and practices, including incentive compensation for both executives and non-executive employees, in a manner intended to support its strategic priorities and initiatives to enhance long-term sustainable value without encouraging unnecessary or unreasonable risk-taking. At the same time, the Company recognizes that its goals cannot be fully achieved while avoiding all risk. Management periodically reviews Sensient’s compensation programs and practices in the context of its risk profile, together with its other risk mitigation and risk management programs, to ensure that these programs and practices work together for the long-term benefit of the Company and its shareholders. Based on its recently completed review of Sensient’s compensation programs, management concluded that Sensient’s incentive compensation policies for both executive and non-executive employees have not materially and adversely affected Sensient in the recent past, and are not likely to have a material adverse effect in the future. See “Compensation Discussion and Analysis” for an analysis of material compensation policies and procedures with respect to the Company’s named executive officers and “Compensation and Development Committee Report” for the Committee’s 2013 report on compensation matters.

Finance Committee

The Finance Committee of the Board of Directors, which currently consists of Messrs. Brown, Cichurski, Hickey (Chairman) and Paul Manning and Dr. Wedral, held four meetings during 2013. Among other things, this Committee reviews and monitors the Company’s financial planning and structure to ensure conformity with the Company’s requirements for growth and fiscally sound operation, and also reviews and approves:

•	the Company’s annual capital budget, long-term financing plans, borrowings, notes and credit facilities, investments and commercial and investment banking relationships;

•	existing insurance programs, foreign currency management and the stock repurchase program;

•	the financial management and administrative operation of the Company’s qualified and nonqualified benefit plans; and

•	such other matters as may from time to time be delegated to the Committee by the Board or as provided in the Bylaws.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors, which currently consists of Messrs. Brown and Hickey, Dr. Clydesdale and Ms. Whitelaw (Chairman), met three times during 2013. Each member of the Committee satisfies the independence requirements of the New York Stock Exchange and the SEC applicable to directors generally.

Among other functions, this Committee:

•	studies and makes recommendations concerning the composition of the Board and its committee structure, including the Company’s Director Selection Criteria, and reviews the compensation of Board and Committee members;

•	recommends persons to be nominated by the Board for election as directors of the Company and to serve as proxies at the Annual Meeting of Shareholders;

•	considers any nominees recommended by shareholders;

•	assists the Board in its determination of the independence of each director;

•	develops corporate governance guidelines for the Company and reassesses such guidelines annually; and

•	oversees the system of corporate governance and the evaluation of the Board and management from a corporate governance standpoint.

The Committee identifies and recommends Board candidates it determines are qualified and suitable to serve as a director consistent with the criteria for selection of directors adopted by the Board, including seeking a variety of perspectives, professional experience, education, skills and other individual qualities and attributes. A copy of the Company’s Director Selection Criteria is attached as Appendix A to this proxy statement. Recommendations for Board candidates may be made to the Committee by the Company’s President and Chief Executive Officer, other current Board members and Company shareholders. The Committee also from time to time utilizes the services of third-party search firms. Once appropriate candidates are identified, the Committee evaluates their qualifications to determine which candidate best meets the Company’s Director Selection Criteria, without regard to the source of the recommendation. Recommendations by shareholders for director nominees should be forwarded to the Secretary of the Company, who will relay such information to the Committee Chair. The recommendations should identify the proposed nominee by name, should describe every arrangement or understanding with such person, should describe how the nominee would contribute to the variety of perspectives, professional experience, education, skills or other individual qualities and attributes of Sensient’s Board and should provide at least the questionnaire, nominee affirmations and other materials specified in the Bylaws, including the detailed information about the nominee that is required by SEC rules for the solicitation of proxies for election of directors. Shareholders should look to the information required pursuant to the Company’s Bylaws for shareholder nominations and to the information included in this proxy statement regarding directors and nominees as a guide to the information required. Shareholders also have the right to directly nominate a person for election as a director so long as the advance notice, nominee affirmations and informational requirements contained in the Bylaws and applicable law are satisfied. All nominees must affirm that they have truthfully completed a directors’ and officers’ questionnaire; that they are not an employee, director or affiliate of a competitor; that they will protect confidential information and serve the interests of Sensient and its shareholders collectively; and that they will comply with applicable law and Sensient’s Code of Conduct and other policies and guidelines. See “Future Shareholder Proposals and Nominations” below.

Scientific Advisory Committee

The Scientific Advisory Committee of the Board of Directors, which currently consists of Drs. Clydesdale (Chairman) and Wedral, Messrs. Cichurski, Croft, Kenneth Manning, and Paul Manning and Ms. Whitelaw, met twice during 2013.

Among other functions, this Committee:

•	reviews the Company’s research and development programs with respect to the quality and scope of work undertaken;

•	advises the Company on maintaining product leadership through technological innovation; and

•	reports on new technological trends and regulatory developments that would significantly affect the Company and suggests possible new emphases with respect to its research programs and new business opportunities.

Committee Charters, Codes of Conduct and Ethics, and Other Governance Documents

The Charters for the Audit, Compensation and Development, and Nominating and Corporate Governance Committees of the Company’s Board of Directors are included in the Company’s Bylaws and are available on the Company’s website (www.sensient.com). The Company is strongly committed to the highest standards of ethical conduct, and its Code of Conduct, Standards of Conduct for International Employees, Code of Ethics for Senior Financial Officers, Corporate Governance Guidelines, Stock Ownership Guidelines for Elected Officers and Stock Ownership Guidelines for Independent Directors are also posted on the Company’s website. If there are any amendments to the Code of Conduct, the Standards of Conduct, the Code of Ethics, the Corporate Governance Guidelines or the Stock Ownership Guidelines, or if waivers from any of them are granted for executive officers or directors, those amendments or waivers also will be posted on the Company’s website.

Board Leadership Structure; Executive Sessions of Non-Management and Independent Directors; Separation of Chief Executive Officer and Chairman of the Board Roles

The Board’s leadership structure is driven by the needs of the Company at any point in time and has varied over time. The Company does not have a policy requiring a combination or separation of the Chief Executive Officer and Chairman of the Board roles and the Company’s governing documents do not mandate a particular structure. This allows the Board the flexibility to establish the most appropriate structure for the Company at any given time. The Board has determined that the Company and its shareholders are currently best served by having a separation of the Chief Executive Officer and Chairman of the Board roles.

Mr. Kenneth Manning was an officer and has been a director of the Company for over 26 years. He is Sensient’s Chairman of the Board (since 1997). He retired from his position as Chief Executive Officer of the Company on February 1, 2014. Mr. Kenneth Manning was also President until October 18, 2012. The Board has great confidence in his continued leadership as Chairman of the Board. Mr. Kenneth Manning’s employment agreement with the Company (which expired by its terms on February 1, 2014) expressed his and the Company’s intention that he will continue as a non-employee Chairman of the Board through December 31, 2015 to assist both the Board and management during the transition to new leadership. As a result of his retirement as Chief Executive Officer, the roles of Chief Executive Officer and Chairman of the Board are now separated.

The Company’s non-management directors meet at regularly scheduled executive sessions without management not less frequently than three times per year. The independent directors must meet in executive session at least once per year without any other non-management directors present. In 2013, all of the Company’s non-management directors were also independent directors and the non-management, independent directors held three executive sessions during 2013. Because the Company’s Chairman of the Board was also its Chief Executive Officer until February 1, 2014 and therefore did not attend any of the 2013 executive sessions, the responsibility for presiding at these meetings was rotated among all independent members of the Board of Directors in alphabetical order.

The separation of the Chief Executive Officer and Chairman of the Board roles, the use of executive sessions of the Board, the Board’s strong committee system and substantial majority of independent directors, allows the Board to maintain effective risk oversight and provides that independent directors oversee the Company’s financial statements, the executive compensation program, the selection and evaluation of directors, and the development and implementation of our corporate governance programs.

This proxy statement describes our philosophy, policies and practices regarding corporate governance, risk management and executive compensation. Interested parties who wish to make their views or concerns known regarding these matters may communicate with management or with any non-management or independent directors or the Board as a whole in writing addressed to the attention of the Company Secretary. The Company’s Corporate Governance Guidelines provide that all communications to Board members will be relayed by the Company Secretary to the appropriate Board members unless the content is obviously inappropriate for Board review.

Board Role in Risk Oversight

As noted above, Sensient is convinced that long-term, sustainable value creation and preservation are possible only through the prudent assumption and management of both risks and potential rewards, and Sensient’s Board as a whole takes a leading role in establishing the Company’s overall risk tolerances as a part of the strategic planning process and in overseeing the Company’s management of strategic risks. The Board has delegated to the Audit Committee primary responsibility for overseeing the executives’ risk assessments and implementation of appropriate risk management policies and guidelines generally, including those related to financial reporting and regulatory compliance, provided that it has delegated to the Compensation and Development Committee primary oversight responsibility to insure that compensation programs and practices do not encourage unreasonable or excessive risk-taking and that any risks are subject to appropriate controls. The Board has delegated to the Finance Committee primary oversight responsibility with respect to each of Sensient’s capital structure, its types and amounts of insurance and its foreign currency management. The Board and these committees receive periodic reports on these matters from management and the personnel in charge of the related risk management activities.

Director Independence

The Company’s Corporate Governance Guidelines provide guidelines for determining whether a director is independent from management. For a director to be considered independent, the Board must make an affirmative determination that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The guidelines contain the following specific criteria, which reflect the currently applicable SEC and New York Stock Exchange rules, to assist the Board in determining whether a director has a material relationship with the Company. A director is not considered independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•	The director has received, or has an immediate family member who has received for service as an executive officer, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and pension or other non-contingent deferred compensation for prior service).

•	(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company and any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

In addition, the guidelines state that no director shall be independent unless he or she shall meet the requirements for independence under applicable securities laws. Members of the Audit Committee and of the Compensation and Development Committee are subject to additional independence requirements. For purposes of determining independence, the “Company” includes any parent or subsidiary in a consolidated group with the Company.

Based on these criteria, the Board has affirmatively determined that Messrs. Brown, Cichurski, Croft and Hickey, Drs. Clydesdale and Wedral and Ms. Whitelaw (who constitute all of the director nominees and current members of the Board except Mr. Kenneth Manning and Mr. Paul Manning) are independent under the applicable rules of the New York Stock Exchange and the SEC and the Company’s independence criteria. In making this determination, the Board reviewed information provided by each of the nominees to the Company. The Company has no relationships with any of the independent nominees (other than as a director and a shareholder), except that: (1) Sealed Air Corporation, of which Mr. Hickey was Chief Executive Officer until March 1, 2013, was a director until December 19, 2013, and of which Messrs. Brown and Kenneth Manning are directors, purchased $170,008 and $130,076 in colors from one or more units of the Company in 2013 and 2012, respectively; (2) a Sensient subsidiary purchased $355,161 and $217,849 in packaging or industrial cleaner from Sealed Air in 2013 and 2012, respectively, and (3) Mr. Cichurski provided accounting consulting services to the Company from 2007 until his 2013 nomination as a director in exchange for a consulting fee of $35,000 per annum. These amounts are immaterial in size to both Sensient and the other parties involved, and the Board determined that these relationships did not impair the independence of the applicable nominees.

Director Compensation and Benefits

Directors who are not employees of the Company are entitled to receive an annual retainer of $40,000 and fees of $1,500 for each Board and Committee meeting attended ($3,000 per meeting attended in the case of the Scientific Advisory Committee) in addition to reimbursable expenses for such attendance. Each Committee chairperson is entitled to receive an additional $8,000 annually for serving in that capacity, except that the chairperson of the Audit Committee is instead entitled to receive $12,000 annually for serving in that capacity.

The Company has an unfunded retirement plan for non-employee directors who have completed at least one year of service with the Company as a director. The plan provides a benefit equal to the base annual retainer for directors (without including additional amounts received for services as Chairman or an advisor) in effect at the time of the director’s departure from the Board. This benefit, payable only during the lifetime of the participant, continues for a period equal to the amount of time the individual was an active non-employee director. During the benefit period, the participant must be available to the Chairman of the Board for consultation.

The Company has a Directors’ Deferred Compensation Plan available to any director who is entitled to compensation as a Board member. Under this plan, the maximum amount that is eligible to be deferred is the total of all fees paid to the director by reason of his or her membership on the Board or any Committee thereof. The plan provides that directors may defer all or part of their director fees and the deferral may be in cash or Common Stock. The fees deferred in cash are credited to individual deferred compensation accounts that bear interest at the rate of 8.0% per annum. The amounts deferred pursuant to this plan will be paid either: (i) in a lump sum on January 31st of the calendar year following the year in which the director ceases to be a director or on January 31st of any year thereafter; or (ii) in five equal consecutive annual installments commencing on January 31st of the first calendar year after the director ceases to serve as a director. In the event of death, the balance in a director’s account will be paid in a lump sum to a designated beneficiary or to the director’s estate.

The Company has a director stock plan for any director who is not an employee of the Company. For 2014 the director stock plan provides for an annual grant of 1,800 shares of the Company’s common stock to each non-employee director on the Annual Meeting date. The shares vest in increments of one-third of the total grant on each of the first, second and third anniversaries of the date of grant. Even after vesting, the shares are subject to Sensient’s stock ownership guidelines for non-employee directors, including a requirement that directors hold at least 75% of future awards (net of taxes and any exercise price) until separation from the Board, with limited exceptions for exercise and sale of shares from stock options expiring within one year and for sale of up to 50% of vesting restricted stock to permit payment of related taxes.

As previously announced, the Company entered into a compensatory arrangement with Kenneth Manning in consideration of the duties he will perform and the additional advisory services that he will provide as Sensient’s non-employee Chairman of the Board and Advisor to the Company, which commenced on February 2, 2014. The compensatory arrangement was approved by the Board consistent with the recommendation of the Nominating and Corporate Governance Committee and a proposal prepared by Towers Watson, Sensient’s independent compensation consultant, based on a review of competitive practices with regard to compensation levels and structures for employee and non-employee chairman roles at other public companies. Mr. Kenneth Manning’s duties as non-employee Chairman of the Board and his additional advisory services will include administering Board activities; providing strategic planning and support, including providing input on the global economy, preparing strategic memoranda and conducting annual strategy meetings; reviewing and advising training programs, including conducting General Manager training sessions and the annual review of training programs; continuing to act as a liaison to Wall Street analysts; advising on and participating in activities related to mergers and acquisitions; serving on the Company’s Executive Committee and Scientific Advisory Committee; chairing the Sensient Foundation; advising on industry and technical matters; and being available to the successor Chief Executive Officer as required. In consideration for his services as non-employee Chairman of the Board and Advisor to the Company, the Company will provide (in lieu of the annual retainer fee set forth above) to Mr. Kenneth Manning total direct compensation of approximately $850,000 annually, which consists of a $205,000 annual retainer and $530,000 in annual advisory fees, with the remainder being comprised of meeting fees, pension benefits and long-term incentive awards applicable to all non-employee members of the Board.

Set forth below is a summary of the compensation paid to each non-employee director in fiscal 2013:

2013 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
H. Brown	$86,500	$70,218	$9,000	$-	$165,718
E. Cichurski	51,000	70,218	38,000	-	159,218
Dr. F. M. Clydesdale	75,000	70,218	-	-	145,218
J. A.D. Croft	82,500	70,218	-	-	152,718
W. V. Hickey	79,500	70,218	-	-	149,718
Dr. E. R. Wedral	61,000	70,218	21,000	-	152,218
E. Whitelaw	75,000	70,218	3,734	-	148,952

(1)	Includes annual retainer, meeting attendance and chairmanship fees.

(2)	The amounts in the table reflect the grant date fair value of stock awards to the named director in 2013. Accounting Standards Codification (“ASC”) 718 requires recognition of compensation expense over the vesting period (or until retirement age) for stock awards granted to employees and directors based on the estimated fair market value of the equity awards at the time of grant. The 2013 restricted stock awards to directors were made on April 25, 2013. The grant date fair value of the 2013 restricted stock award to each director was $39.01 per share.

(3)	The shares of restricted stock awarded to directors vest in increments of one-third of the total grant on each of the first, second, and third anniversaries of the date of grant.

(4)	Each non-employee director had the following equity awards outstanding as of the end of fiscal 2013:

	Option Awards	Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Shares of Stock That Have Not Vested (#)
H. Brown	10,000	3,300
E. Cichurski	-	1,800
Dr. F. M. Clydesdale	8,000	3,300
J. A.D. Croft	-	3,300
W. V. Hickey	4,000	3,300
Dr. E. R. Wedral	6,000	3,300
E. Whitelaw	667	3,300

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee of the Board of Directors (the “Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2013, the Committee met ten times. The Committee discussed the financial information contained in each quarterly earnings announcement and in each of the Company’s Forms 10-Q and 10-K with the Company’s Senior Vice President and Chief Financial Officer, its Vice President, Controller and Chief Accounting Officer and its independent auditors prior to release of the earnings announcement and prior to filing the Company’s Forms 10-Q and 10-K with the Securities and Exchange Commission, respectively. During each fiscal quarter of 2013, the procedures undertaken in connection with the Chief Executive Officer and Chief Financial Officer certifications for Forms 10-Q and 10-K were reviewed, including the Company’s disclosure controls and procedures and internal controls.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence and information required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence and discussed with the auditors any relationships that may impact their objectivity and independence. The Committee has also considered whether the provision of any non-audit services by the auditors is compatible with maintaining the auditors’ independence. The Committee is satisfied as to the auditors’ independence. The Committee also discussed with management, the Company’s Director, Internal Audit and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed the audit plans, audit scopes and identification of audit risks with both the independent auditor and the Director, Internal Audit.

The Committee discussed and reviewed with the independent auditors all communications required by the Public Company Accounting Oversight Board, including those described in AU-C Section 260, “The Auditor’s Communication with Those Charged with Governance” and SEC Regulation S-X, Rule 2-07, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations and met separately with the Company’s Director, Internal Audit.

Audit Fees

During the years ended December 31, 2013 and 2012, aggregate fees (including expenses) for the annual audit of the Company’s financial statements were approximately $2,758,100 and $2,406,200, respectively. Audit fees include fees for the audit of the Company’s consolidated financial statements, fees for statutory audits of foreign entities, fees for quarterly review services and fees related to the Company’s SEC filings.

Audit-Related Fees

During the years ended December 31, 2013 and 2012, aggregate fees (including expenses) for audit-related services provided by the independent auditors were approximately $62,000 and $56,700, respectively. Audit-related fees include fees for audits of the Company’s employee benefit plans and non-audit related accounting consultations, including due diligence.

Tax Fees

During the years ended December 31, 2013 and 2012, aggregate fees (including expenses) for tax services provided by the independent auditors were approximately $220,600 and $256,900, respectively. Tax services include tax compliance, tax advice and tax planning.

All Other Fees

No other fees were paid to the Company’s auditors in 2013 or 2012.

All of the services described above were approved by the Audit Committee. At its February 2014 meeting, the Committee reviewed and approved resolutions continuing the Company’s Audit Committee Pre-Approval Policy for a new twelve-month period. This policy provides that the Committee is required to pre-approve all audit and non-audit services performed by the independent auditor and specifies certain audit, audit-related and tax services that have general pre-approval for the next twelve months, subject to specified dollar limits. The policy also provides that any services by the independent auditor not generally pre-approved or above the specified dollar limits must be submitted for pre-approval by the Audit Committee. Pursuant to the resolutions and the policy, the Chairman of the Audit Committee has the authority to grant pre-approval when necessary, provided that such pre-approval is reported to the Committee at its next meeting.

The Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2013, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the review and discussions with management and the independent auditors described above, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC. As further discussed in Item 4, “Ratification of Appointment of Independent Auditors,” the Committee has appointed Ernst & Young LLP, subject to shareholder approval, to be the independent auditors for 2014 and the Board recommended that the shareholders ratify that appointment.

Date: February 7, 2014
Hank Brown, Chairman
Edward H. Cichurski
James A.D. Croft
William V. Hickey

PRINCIPAL SHAREHOLDERS

Management

The following table sets forth certain information as of February 24, 2014, regarding the beneficial ownership of Common Stock by each of the executive officers of the Company who is named in the Summary Compensation Table below (“named executive officers”), each director and nominee of the Company, and all of the directors and executive officers of the Company as a group. Except as otherwise indicated, all shares listed are owned with sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership and Percent of Class (1)(2)(3)(4)
Hank Brown	29,301
Edward H. Cichurski	2,112
Dr. Fergus M. Clydesdale	25,423
James A.D. Croft	26,196
John L. Hammond	55,568
William V. Hickey	38,122
Richard F. Hobbs	66,448
Kenneth P. Manning	272,630
Paul Manning	82,062
Stephen J. Rolfs	134,584
Dr. Elaine R. Wedral	17,300
Essie Whitelaw	18,565
All directors and executive officers as a group (19 persons)	984,112

(1)	No director or named executive officer beneficially owns 1% or more of the Company’s Common Stock. The beneficial ownership of all directors and executive officers as a group represents 1.96% of the Company’s outstanding Common Stock. In each case this percentage is based upon the assumed exercise of that number of options which are included in the total number of shares shown (See Note (2), below).

(2)	Includes the following shares subject to stock options which are currently exercisable or exercisable within 60 days of February 24, 2014: Mr. Brown — 10,000 shares; Dr. Clydesdale — 8,000 shares; Mr. Hickey — 4,000 shares; Mr. Rolfs — 21,125 shares; Dr. Wedral — 6,000 shares; Ms. Whitelaw — 667 shares; and all directors and executive officers as a group — 67,667 shares.

(3)	Includes 3,700 shares held by Mr. Brown’s wife, 1,500 shares held by Mr. Croft’s wife and 2,000 shares held by Mr. Kenneth Manning’s wife.

(4)	Shares owned through Sensient’s Savings Plan stock fund and Sensient’s ESOP are held on a unitized basis. The numbers of shares held through these plans have been estimated based on the closing stock price of $51.01 on February 24, 2014.

Other Beneficial Owners

The following table sets forth information regarding beneficial ownership by those persons whom the Company believes to be beneficial owners of more than 5% of the Common Stock of the Company as of February 24, 2014 (except as indicated in the footnotes), based solely on review of filings made with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g).

Name and Address of Beneficial Owner	Amount and Nature of Ownership	Percent of Class (1)

Neuberger Berman Group LLC (2)	5,115,336 shares	10.2%
BlackRock, Inc. (3)	4,387,644 shares	8.7%
The Vanguard Group, Inc. (4)	2,867,573 shares	5.7%

(1)	All percentages are based on 50,194,509 shares of Common Stock outstanding as of February 24, 2014.

(2)	Neuberger Berman Group LLC filed a Schedule 13G dated February 7, 2012, with respect to itself and certain affiliates. Berman’s address is 605 Third Avenue, New York, New York. Its Amendment No. 3 to Schedule 13G, dated February 12, 2014, reported that as of December 31, 2013, it held shared power to vote 5,079,515 shares of Common Stock and shared dispositive power with respect to 5,115,336 shares of Common Stock. It stated that all of the shares are held in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

(3)	BlackRock, Inc. filed a Schedule 13G dated January 21, 2011, with respect to itself and certain subsidiaries. BlackRock’s address is 40 East 52nd Street, New York, New York. Its Amendment No. 4 to Schedule 13G, dated January 17, 2014, reported that as of December 31, 2013, it held sole power to vote 4,219,620 shares of Common Stock and sole dispositive power with respect to 4,387,644 shares of Common Stock. It stated that all of the shares are held in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

(4)	The Vanguard Group, Inc. filed a Schedule 13G dated February 7, 2013, with respect to itself and certain subsidiaries. Vanguard’s address is 100 Vanguard Blvd., Malvern, Pennsylvania. Its Amendment No. 1 to Schedule 13G, dated February 6, 2014, reported that, as of December 31, 2013, it had sole power to vote 75,367 shares of Common Stock, sole power to dispose of 2,795,606 shares of Common Stock, and shared power to dispose of 71,967 shares of Common Stock. It stated that all of the shares were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

The duties and responsibilities of the Compensation and Development Committee of the Board of Directors (the “Compensation Committee”) are set forth in a written charter adopted by the Board, as set forth in the Company’s Bylaws and on the Company’s website at www.Sensient.com. The Compensation Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

As part of the exercise of its duties, the Compensation Committee has reviewed and discussed the following “Compensation Discussion and Analysis” contained in this proxy statement with management. Based upon that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report to Shareholders on Form 10-K and included in this proxy statement.

James A.D. Croft, Chairman
Dr. Fergus M. Clydesdale
Essie Whitelaw

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The pages below discuss the material elements of Sensient’s compensation program for its executive officers. The following points may assist you in reviewing these disclosures and in understanding the Company’s executive compensation decisions for 2011, 2012 and 2013 and its ongoing compensation program for 2014 and future years. When we refer to our named executive officers, we are referring to the following individuals who were senior officers of the Company as of December 31, 2013, and whose 2013 compensation is set forth below in the Summary Compensation Table and subsequent compensation tables:

•	Kenneth P. Manning, Chairman of the Board and Chief Executive Officer (until February 1, 2014);
•	Paul Manning, President and Chief Operating Officer (Chief Executive Officer beginning February 2, 2014);
•	Richard F. Hobbs, Senior Vice President and Chief Financial Officer;
•	John L. Hammond, Senior Vice President, General Counsel and Secretary; and
•	Stephen J. Rolfs, Senior Vice President, Administration.

Effect of Management Transition. In connection with Mr. Kenneth Manning’s retirement, the Board of Directors appointed Mr. Paul Manning as President and Chief Executive Officer on February 2, 2014. It is important to note three salient facts in reviewing Sensient’s executive compensation for 2013. First, Mr. Kenneth Manning has been with Sensient for over 26 years, including nearly 17 years as our Chairman and over 17 years as our Chief Executive Officer; Mr. Richard Hobbs has been with Sensient for over 40 years, including nearly 14 years as our Chief Financial Officer; and Mr. John L. Hammond has been with Sensient for over 16 years serving as our General Counsel and Secretary. Second, on February 1, 2014, Mr. Kenneth Manning retired as Chief Executive Officer; and both Messrs. Hobbs and Hammond are retirement eligible. Third, the compensation of Messrs. Kenneth Manning, Hobbs and Hammond reflect their exceptional contributions in 2013 and throughout their extremely long service to the Company. As they are succeeded by younger executives at lower levels of compensation, there will be a significant impact on the aggregate levels of compensation for the named executive officers in 2014 and beyond. Additionally, and as a result of the Company’s effective succession planning processes, it is anticipated that Messrs. Hobbs and Hammond will be succeeded by current employees of the Company, thus obviating the need for sign-on bonuses or other extraordinary expenditures potentially necessary to attract external executives. Our compensation program for the named executive officers reflects this dedicated service and the succession planning actions taken to date by the Company.

2013 Highlights: Strong Performance in a Transitional Year. As outlined below, the Company turned in an extraordinary financial and operating performance in 2013 while transitioning to a new Chief Executive Officer and making significant adjustments in executive compensation.

•	Our stock price increased from $35.56 to $48.52 per share during 2013, reflecting strong year over year stock price appreciation of approximately 36% and a one-year total shareholder return of 39.4%, including the impact of our dividends.

•	Our solid operating performance in 2013 grew earnings per share, before restructuring costs, by 8.8% over 2012 to a record level of $2.71 during 2013. Cash flow from operations also rose sharply, increasing by 10.2% to $153.6 million. Our strong financial position allowed us to invest over $104 million in capital projects during 2013. Sensient also increased its quarterly dividend to 23 cents per share in April 2013. With this increase, Sensient returned $45.5 million of cash to our shareholders through dividends during 2013.

•	In July 2013, we announced that Mr. Kenneth Manning, our Chairman and Chief Executive Officer, notified us of his plan to step down as Chief Executive Officer on February 1, 2014. The Board announced that Mr. Paul Manning, our President and Chief Operating Officer, would succeed Mr. Kenneth Manning as Chief Executive Officer effective February 2, 2014. There is no separation agreement with Mr. Kenneth Manning and the terms of Mr. Paul Manning’s employment agreement are described below.

•	Our annual incentive plan for 2013 (which is the subject of proposal Item 3 below) resulted in payment of 200% of target bonus opportunity based on our financial and operational objectives. This annual incentive plan payment was primarily driven by our strong earnings performance and, to a lesser degree, our improvement in gross profit margin and cash flows from operations. In October 2013, we announced significant changes to our annual incentive plan to incorporate feedback received from shareholders during the 2013 proxy season. These changes, which will be effective for awards tied to performance in 2014, were designed to reduce the emphasis placed on consolidated earnings per share and also to assign more meaningful weight to other financial objectives that we believe from shareholder feedback are more highly valued by our shareholders. More detail regarding the changes made to the annual incentive plan is included below.

•	In December 2013, the Compensation Committee set each element of Mr. Paul Manning’s compensation as Chief Executive Officer, including annual base pay, targeted annual incentive award and targeted long-term incentive award, to be below the median level of our 2013 peer group described below. Therefore, at targeted levels, Mr. Paul Manning’s total direct compensation is set below the median level of our peer group, resulting in target compensation that is 33% lower than the former Chief Executive Officer’s 2013 total target compensation. This lower target compensation is reflective of the former Chief Executive Officer’s service as our CEO for over 17 years. As described in greater detail below, the modifications to our annual incentive award plan and changes to the mix of our long-term equity incentive plan were designed to ensure that both are more closely tied to performance. As a result of this positioning and these new changes, Mr. Paul Manning’s total direct compensation will only exceed the median of our peer group if the Company performs extremely well and maximum payouts are earned under the annual incentive awards and long-term equity incentive awards. In addition, because of these changes, a much more significant portion of this compensation is at risk (the annual incentive plan awards and 50% of the long-term equity incentive awards).

2013 Say-on-Pay Vote. At the 2013 Annual Meeting of Shareholders, we held our third annual advisory vote to approve named executive officer compensation. Approximately 54% of the votes cast voted in favor of our executive compensation as disclosed in our 2013 Proxy Statement. While representing majority shareholder support for the named executive officer compensation, the vote result was significantly lower than the vote results from our 2012 Annual Meeting of Shareholders (where approximately 89% of the votes cast voted in favor of our executive compensation as disclosed in our 2012 Proxy Statement) and lower than what we would deem satisfactory. We were disappointed in our vote result and recognized the need to better understand our shareholders’ concerns.

During 2013, both before and after the 2013 Annual Meeting of Shareholders, members of our senior management engaged directly with key stakeholders to gather their feedback regarding our executive compensation programs as disclosed in our 2013 Proxy statement. This included over a dozen telephone meetings with institutional shareholders (representing over 40% of our total outstanding shares and over 50% of our shares held by institutional shareholders), internal discussions with senior management and employees, analysis of market practices, advice from Towers Watson, the Compensation Committee’s independent compensation consultant and discussions with proxy advisory services. The Compensation Committee further reviewed the results of our Say-on-Pay votes, feedback from institutional shareholders, advice from Towers Watson, input from proxy advisory services and management recommendations based on Sensient’s strategic direction and market practices.

As a result of their review, we determined that shareholders and other key stakeholders wanted to see an enhanced linkage of pay and performance embedded in the design of our compensation programs. Specifically, shareholders and other key stakeholders asked us to (1) issue performance-based equity awards, (2) modify our annual cash incentive awards to decrease our reliance on earnings per share as the primary performance measure, (3) increase our reliance on return on invested capital and cash flow, and (4) eliminate tax gross-up provisions from our change of control agreements. Consequently, the following actions were taken by our Board of Directors and Compensation Committee in 2013:

•	We introduced new performance stock unit awards under our long-term incentive awards with payouts that are determined based on a weighted average of the Company’s achievement of two performance goals – EBIT growth (70% weight) and return on invested capital (30% weight) – over a two-year performance period and that thereafter vest (subject to continued employment) on the third anniversary of their grant date (subject to early vesting after the two-year performance period for executives that have reached retirement age);

•	We significantly changed the mix of our long-term equity incentive awards – the largest component of compensation for our named executive officers – that we issued in 2013 so that 50% of the long-term equity incentive awards issued consisted of the new performance stock unit awards described above and 50% of the long-term equity incentive awards issued consisted of traditional time-vesting restricted stock awards;

•	We modified our annual incentive plan to rebalance performance measures used to calculate annual incentive awards which are now determined based on a weighted average of the Company’s achievement of three performance goals – earnings per share (50% weight), gross profit as a percentage of revenue (30% weight) and cash flow (20% weight); and

•	We eliminated all tax gross-up provisions from our change of control agreements with executive officers.

Increased Direct Linkage Between Executive Compensation and Company Performance. As a result of the Company’s implementation of performance equity awards in 2013, executive compensation was more closely linked to the Company’s financial performance. This is reflected in the following pie charts detailing the components of named executive officer compensation in 2012 and 2013 (assuming target performance levels):

Portion Of Compensation Tied To Performance Has Increased From 22% To 52%
(* denotes performance based components)

The pie chart above for 2012 (which excludes the change in pension values from 2012 executive compensation to provide a better comparison to the components of 2013 executive compensation) illustrates that 22% of the average compensation for 2012 to Sensient’s named executive officers (excluding change in pension values) was based on achieving performance goals under our annual incentive program. The pie chart above for 2013 shows that 52% of the average compensation for 2013 to Sensient’s named executives officers, based on awards at target under each of our annual cash incentive plan and the performance component of our long-term equity incentive plan, was contingent upon the Company’s financial performance. As a result, the amount of executive average compensation directly linked to Company performance has significantly increased and it is anticipated that a similar percentage of executive compensation will consist of at-risk compensation that is directly linked to Company performance in 2014 and beyond.

Compensation Aligned with Shareholder Interests. Apart from the increase in the percentage of compensation that will be directly linked to Company performance, the Company’s compensation policies for 2013 continue to strongly emphasize alignment with shareholder interest. The pie chart above for 2013 illustrates that only 17% of compensation for 2013 to Sensient’s named executive officers consisted of base salary. As illustrated in the pie chart, a majority of the named executive officers’ compensation consists of long-term equity incentive awards (performance stock units and restricted shares) which align executive compensation with shareholder returns. Sensient’s long-term incentive awards consist of equity grants that the officer cannot expect to access right away or even within a period of a few years. Instead, under our unique compensation program, the long-term incentive plan consists of stock awards that the executive generally cannot sell (even when fully vested, except in amounts intended to cover taxes) until at or near retirement from Sensient. As a result, the interests of our senior executives are fully aligned with the interests of our long-term shareholders because both this year’s stock awards and all of the stock accumulated by an executive during a career at Sensient are generally nontransferable until retirement.

Sensient’s Relative Performance and Executive Compensation. For those who wish to consider total shareholder return when evaluating executive compensation, the graph below compares Sensient’s one-year and annualized three-year total shareholder returns on common stock with the annualized total returns of the Standard & Poor’s Midcap 400 index (of which Sensient is a component) and Sensient’s peer group (which consists of the companies listed in the Comparable Company Data under the section “Compensation Committee Practices” below).

For the one year ended December 31, 2013, Sensient’s total return to shareholders outperformed the return earned by the Standard & Poor’s Midcap 400 Index and by our peer group. For the three years ended December 31, 2013, Sensient’s annualized total return to shareholders fell below the returns earned by the Standard & Poor’s Midcap 400 Index and by our peer group.

During the five-year period ending December 31, 2012 (the most recent year for which this information was available), Sensient’s total direct compensation (salary, annual incentive bonus and equity awards) for our Chief Executive Officer and our five named executive officers as a group were at the 63rd and 67th percentiles of our peer group, respectively. Our former Chief Executive Officer’s total compensation, as reported in the Summary Compensation Table, has been appropriate and in alignment with the returns earned by shareholders over this five-year period. The compound annual rate of change in the former Chief Executive Officer’s total compensation over the five-year period ending December 31, 2013 reflects an annual increase in total pay of 2.6%. The total returns to our shareholders over this same five-year period equated to a positive compound annual rate of return of 18.2%.

Sensient’s Executive Compensation Program Highlights. Sensient’s executive compensation program features the following shareholder favorable “best practices”:

Compensation Program Feature	Description
Proactive engagement
In addition to our annual say-on-pay vote, our senior management engages directly with institutional shareholders and other key stakeholders throughout the year to gather feedback regarding our performance and executive compensation programs.

Pay for performance	A significant percentage, 52% of the average compensation for our named executive officers, of 2013 total target direct compensation is “pay at risk” that is contingent upon actual performance.
Performance measures
Performance measures for incentive compensation are closely linked to challenging strategic and near-term operating objectives, selected after consultation with our largest institutional shareholders and other key stakeholders and designed to create long-term shareholder value.

Compensation Committee membership and independent compensation consultant
Our Compensation Committee is composed entirely of independent, non-employee directors and engages an independent compensation consultant to perform an annual independent risk assessment of our executive compensation program.

Annual review and modification of executive compensation	Our Compensation Committee reviews and modifies executive compensation on an annual basis to achieve program objectives.
No discretionary or multi-year guaranteed bonuses	We have no discretionary bonuses and no multi-year guaranteed bonuses for any of our executives.
No tax gross-ups	We no longer have any tax gross-ups in any of our change of control agreements with any of our executive officers.
No equity repricing or exchange	Our equity incentive plans prohibit repricing or exchange of underwater stock options or stock appreciation rights.
No equity short sales, hedging or pledging	Our insider trading policy explicitly prohibits short sales, hedging, pledging and entering into any derivative or similar transaction involving our securities.
Double-Triggers
Our change of control agreements have a “double-trigger” such that benefits payable under such agreements are not paid unless a change in control is also accompanied by a qualifying termination of employment within 36 months.

Clawbacks
In the event of certain financial restatements as a result of misconduct by any former or current executive officer, the Compensation Committee has discretion to recover any bonus or other incentive-based or equity-based compensation received by, and any profits realized by, the offending officer from the sale of Sensient securities during the 12-month period following the first public issuance or filing of the noncompliant financial document.

“Hold-to-retirement” policy
With limited exceptions, executives are required to hold 100% of any additional net shares awarded in the future until the executive retires or is no longer employed by the Company and independent directors are required to hold at least 75% of any additional net shares awarded to them until the director retires from the Board.

Stock ownership guidelines
Our Chief Executive Officer is required to hold stock equal to a multiple of six times his salary and the other named executive officers are required to hold stock equal to a multiple of four times their salary (in each such case, excluding unexercised stock options but including restricted stock and performance stock units). Our independent directors are required to hold at least 1,000 shares of Sensient common stock within a year following their initial election to the Board and shares with a value of at least five times the annual retainer for directors after five years of service on the Board (in each such case, excluding unexercised stock options but including restricted stock).

No excessive “burn rate”
Our three-year average equity burn rate (the number of shares subject to equity awards granted during the year divided by total common shares outstanding) is 1.31%, well within typical proxy advisory service guidelines (for example, Institutional Shareholder Services’ 2014 burn rate cap for similar companies is 2.85%).

Compensation Design and Philosophy

Sensient’s Business Strategies and Investments Focus on Value Creation, Primarily Over the Long Term. Our approach to executive compensation flows directly from our approach to value creation for the Company and our shareholders. Although all timeframes are relevant, Sensient is primarily focused on long-term investments both in our employees and through acquisitions and strategic capital investments in state-of-the-art facilities and equipment designed with product safety and regulatory compliance in mind. As evidenced by our strong 2013 performance, we have begun to see the returns from our past and continuing substantial investments in new product development, much of which is proprietary, and expanded distribution capabilities, domestically and around the world. Our equity compensation program and our robust stock ownership guidelines and hold-to-retirement policy are designed to align our executive compensation program with this long-term value creation focus.

Our Management and Compensation Philosophy Demands and Rewards Excellence. Sensient’s management and compensation philosophy demands excellence from each of its executive officers and from the management team as a whole. Sensient has relatively few high level executives and operates with an extremely lean staff compared to our peer group. As a result, the executives we do have are required to assume greater levels of responsibility and accountability than executives who operate with larger staffs in matrix organizations. Additionally, Sensient’s named executive officers have been carefully selected and are continually evaluated through rigorous performance assessment and succession planning processes over the length of their careers with the Company. Sensient's compensation program reflects these realities and when evaluating compensation data and making compensation decisions the Compensation Committee takes into consideration this and other differences between Sensient and its peer group, including complexity of operations and tenure of officers.

The Compensation Committee

The Compensation Committee is composed entirely of independent, non-employee directors, as determined using New York Stock Exchange listing standards both for directors generally and for compensation committee members. The Committee oversees Sensient’s executive compensation programs and monitors incentives for risk-taking from compensation programs for all employees. See “Committees of the Board of Directors — Compensation and Development Committee” above for a description of the Committee’s responsibilities. This discussion and analysis is designed to assist your understanding of Sensient’s compensation objectives and philosophy, the Compensation Committee’s practices, and the elements of compensation for the named executive officers.

Compensation Objectives and Philosophy

Sensient’s compensation program is designed:

•	to demand and reward excellence from each of its executive officers and from the management team as a whole;

•	to align Sensient’s interests with the interests of executives and other employees through compensation programs that recognize individual contributions toward the achievement of corporate goals and objectives without encouraging taking unnecessary or unreasonable risks;

•	to further link executive and shareholder interests through equity-based compensation and long-term stock ownership arrangements;

•	to attract and retain high caliber executive and employee talent; and

•	to encourage management practices, controls and oversight that minimize the risks present in Sensient’s business.

The Committee determines specific compensation levels for Sensient’s executive officers based on several factors, including:

•	achievement of specific financial and performance targets without taking unnecessary or excessive risks;

•	each executive officer’s role and his or her experience and tenure in the position and with the Company;

•	the total salary and other compensation for the executive officer during the prior fiscal year; and

•	how the executive officer may contribute to Sensient’s future success.

In sum, the Committee intends that Sensient’s compensation programs both help the Company to attract and retain key executives and other employees and give the executive officers and other employees appropriate and meaningful incentives to achieve superior corporate and individual performance without undertaking unnecessary or excessive risks.

The Committee determines the amounts and mixture of compensation for Sensient’s executives based on the compensation design and other factors described above, including the philosophy of demanding and rewarding excellence. Sensient reviews its compensation awards compared to compensation levels for comparable positions at Sensient’s stable peer group of competing public companies of similar size and complexity as well as published survey data, adjusted as described below (together, the “Comparable Company Data”), using regression analysis for the survey data because of differences in size between the comparable companies and the Company. This review is performed to ensure that Sensient’s compensation programs are reasonably applied and also to ensure that they are competitive for purposes of attracting and retaining key executives. The selection of our peer group and each material element of compensation are discussed further below.

Key elements of the executive compensation program tie a significant portion of executive compensation to the Company’s performance and success in meeting specified financial goals and objectives. The Committee also considers other compensation and amounts payable to executive officers, including retirement compensation and potential payments in a situation involving a change of control of the Company. Retirement compensation is intended both to recognize, over the long term, services rendered to the Company as well as the practice that employers provide employees with retirement benefits. The supplemental retirement arrangements adopted by the Company also reflect a decision that limitations on covered compensation and potential benefits which would apply under the Internal Revenue Code generally ought not limit the retirement benefits that would otherwise apply to the Company’s most highly compensated employees and that our executive officers should have protections regarding increases in interest rates and individual income tax rates in order to avoid incentives for earlier retirement.

The Committee also recognizes that situations involving a potential change of control of a company can be very disruptive to all of its employees, including executive officers, because a change of control could affect the employees’ job security, authority or compensation. To help address the inherent potential conflict of interest between executive officers’ personal interests and other interests of the Company and its shareholders, since 1988 we have provided key decision-making officers with agreements that will help mitigate their concerns about such personal matters in the case of a change of control and thereby assure that management provides guidance to the Board and shareholders that is divorced from such concerns. Change of control agreements can also help insure that the management team stays intact before, during and after a change of control, thereby protecting the interests of not only the target company’s shareholders but also those of any acquirer. These change of control agreements remain important to the Company and therefore we have continued them, although in 2010 we revised them to remove the right for the executive to receive specified benefits in the event that he or she chooses to leave the Company during the 13th month following a change of control. We also changed our policy so that change of control agreements entered into during 2010 and thereafter did not and will not include excise tax gross-up payments in connection with a change of control. In 2013 we entered into new change of control agreements with those executive officers that entered into change of control agreements before 2010 to eliminate all excise tax gross-up payments to executives in the event of a change of control.

Finally, as with most companies, the Company provides various other benefits to its employees, including its executive officers. Many of these benefits, such as health insurance, are provided on the same basis to all salaried employees. In many respects, the types and amounts of those benefits have historically been driven by reference to the Company’s past practices. The Committee regularly reviews these and other benefits, including special benefits or “perks,” for executive officers.

Compensation Committee Practices

Each year the Committee conducts a review of the Company’s executive compensation program. As required by Section 14A of the Securities Exchange Act, the Company obtained formal shareholder advisory votes regarding executive compensation at the 2011, 2012 and 2013 Annual Meetings of Shareholders, and we will obtain a new advisory vote at the 2014 Annual Meeting of Shareholders and annually thereafter. The Committee considers the results of the recent shareholder advisory votes regarding executive compensation in determining its ongoing compensation policies and decisions. To better understand the concerns of its shareholders and to give them an opportunity to make more specific recommendations, the Company initiated discussions of its compensation policies with some of its larger shareholders beginning in 2011. The Company’s executive compensation clawback policy, its higher executive and director stock ownership requirements, its revised policies generally requiring executives and directors to retain their Sensient stock ownership until retirement (with limited exceptions for Rule 10b5-1 sales by executives approaching retirement), its new performance stock units, its issuance of an equal mix of time-vesting restricted stock awards and performance stock unit awards under the Company’s long-term equity incentive plan, its modification of the performance metrics used to determine annual cash incentive awards, and its elimination of tax gross-ups from change of control agreements (each of which is described elsewhere in this proxy statement) were all influenced by the Company’s belief that these revisions would strengthen the alignment of the interests of our executives and directors with the interests of our shareholders and therefore should be viewed favorably by the Company’s shareholders and their advisors. We believe that our hold-to-retirement policy is unique within our peer group.

Generally, the Committee begins its consideration of annual cash and long-term equity incentive compensation at its Fall meeting to preliminarily discuss related considerations and to receive and begin review of the Comparable Company Data discussed above. Final determinations of salaries, annual cash incentive awards and long-term equity incentive compensation awards are made at the Committee’s meeting in connection with the Board’s regular meeting in December. Generally, salary changes become effective on January 1 of the following year. Most restricted stock awards (and starting in 2013, our awards of performance stock units) are granted effective as of the December meeting date. Sensient has not granted stock options to its executive officers in recent years (relying instead on awards of restricted stock and, beginning in 2013, an equal mix of time-based restricted stock awards and performance stock unit awards).

As part of its annual review of the Company’s executive compensation program, the Committee retains a consultant who, among other things, prepares a report comparing Sensient’s executive compensation to the Comparable Company Data. The Comparable Company Data ordinarily includes information that is from the year prior to the date of the analysis.

Establishing a stable and appropriate peer group for the Company has been challenging because Sensient has few direct competitors of similar size that are publicly traded in the United States. The colors and flavors and fragrances industries are highly fragmented geographically and are diversified among product lines. In light of these challenges, Sensient has determined the appropriate peer group by considering:

•	companies of comparable size (based primarily on market capitalizations ranging from approximately $161 million to $11.2 billion as of December 31, 2013 with a median of $2.6 billion and most recently reported annual revenues ranging from approximately $277 million to $4 billion with a median of $2.2 billion);

•	companies with which it competes for business (primarily in the specialty chemicals industry);

•	companies with significant international operations; and

•	companies with generally consistent financial performance or other business attributes (based primarily on gross, operating and net profits; gross, operating and net margins; full-time employees and total assets; and total shareholder return).

The peer group is reviewed annually and while companies are added or removed as circumstances warrant, the Compensation Committee believes it is beneficial to keep the peer group fairly stable from year to year for comparison purposes.

The Comparable Company Data included in the 2010 analysis that was considered by the Compensation Committee in making decisions for 2010 restricted stock awards, 2011 base salaries and 2011 annual incentive plan awards was based in part on published survey data of a broad group of public and private companies and in part on an analysis of the proxy statements of a peer group of 19 public companies. Data regarding the same group of 19 public companies was considered when making Compensation Committee decisions in 2011 relating to 2011 restricted stock awards, 2012 base salaries and 2012 annual incentive plan awards, and again in 2012 when making Compensation Committee decisions relating to 2012 restricted stock awards, 2013 base salaries and 2013 annual incentive plan awards. The peer group of 19 public companies included in these years was:

Aceto Corporation	Cambrex Corporation	International Flavors & Fragrances Inc.	PolyOne Corporation

Albemarle Corporation	Church & Dwight Co., Inc.	McCormick & Company, Incorporated	A. Schulman, Inc.

Alberto-Culver Company	Elizabeth Arden, Inc.	Minerals Technologies Inc.	Sigma-Aldrich Corporation

Arch Chemicals, Inc.	FMC Corporation	Nu Skin Enterprises, Inc.	Stepan Company

Cabot Corporation	H.B. Fuller Company	Penford Corporation

Alberto-Culver Company and Arch Chemicals were both acquired in 2011 and are no longer publicly traded entities. Accordingly, data regarding them was not available in 2012 when making decisions relating to 2012 restricted stock awards, 2013 base salaries and 2013 annual incentive plan awards. For that reason the peer group used in 2012 consisted of the remaining 17 public companies plus Olin Corp. and Revlon, Inc., a chemical company and a beauty care and personal products company, respectively. These two additions to the peer group were selected because they each possess business and competitive profiles that are similar to the companies that were displaced from the peer group. The relevant financial characteristics of these companies that were added to the peer group also fell within an acceptable range in relation to Sensient’s own financial characteristics. Data regarding the same group of the remaining 17 public companies plus Olin Corp. and Revlon, Inc. was also considered when making Compensation Committee decisions in 2013 relating to 2013 restricted stock awards, 2013 performance stock unit awards, 2014 base salaries and 2014 annual incentive plan awards.

This public company peer group is comparable to Sensient in complexity and market challenges. Although Sensient’s 2012 revenues were below the median of the peer companies (ranking at the 30th percentile), our market capitalization and operating income were at or near the median (ranking at the 52nd and 47th percentiles, respectively) and our net income was at the median (at the 50th percentile). Using generally the same peer companies for the past several years should minimize any shareholder concerns that Sensient’s selection of peer companies could be outcome oriented.

Using this peer group for comparison purposes, the Compensation Committee noted that Sensient’s recent realizable pay (salary, actual bonus plus realizable value of equity awards) for its Chief Executive Officer and named executive officers over the prior three-year and five-year periods ended December 31, 2012, ranked near the median (at the 63rd percentile for its Chief Executive Officer during each period and at the 68th and 67th percentiles for its named executive officers, respectively), based on publicly available data for the peer companies for 2012 and assuming the peers perform at “target” for purposes of their unearned long-term incentive performance awards, and that the average annual return to Sensient’s shareholders for those same periods ranked below the median (at the 26th and 32nd percentiles, respectively). As noted above, the Compensation Committee has targeted Mr. Paul Manning’s compensation as Chief Executive Officer to be below the median level of our 2013 peer group and his total direct compensation will only exceed the median of our peer group if the Company performs extremely well and maximum payouts are earned under the annual cash incentive awards and long-term equity incentive awards.

The Compensation Committee has the sole authority to retain and terminate a compensation consulting firm to assist it in the evaluation of compensation of the Chief Executive Officer and other executives and employees of the Company and the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee is directly responsible for the oversight of the work of any compensation consulting firm retained by the Compensation Committee to assist it by compiling the Comparable Company Data. The Compensation Committee may select a compensation consultant only after taking into consideration all factors relevant to that person’s independence from management, including the following: (A) the provision of other services to the corporation or its affiliates by the person that employs the compensation consultant; (B) the amount of fees received from the corporation or its affiliates by the person that employs the compensation consultant, as a percentage of the total revenue of the person that employs the compensation consultant; (C) the policies and procedures of the person that employs the compensation consultant that are designed to prevent conflicts of interest; (D) any business or personal relationship of the compensation consultant with a member of the Committee; (E) any corporation stock owned by the compensation consultant; and (F) any business or personal relationship of the compensation consultant with an executive officer of the corporation.

As part of the process to retain Towers Watson, the Compensation Committee evaluated the independence of that firm and its advisers by considering (among other factors that the Committee considered relevant) (1) what other services Towers Watson has provided to Sensient, (2) the amount of fees Towers Watson has received for those services as a percentage of its total revenue, (3) the policies and procedures of Towers Watson that are designed to prevent conflicts of interest, (4) any business or personal relationships between Sensient’s advisers and members of the Committee or other directors or between Sensient executives and Towers Watson or its advisers, (5) the advisers’ holdings of Sensient stock, if any, and (6) the factors set forth in Rule 10C-1(b) of the Securities Exchange Act of 1934, as amended. The Compensation Committee considered that the Company has also used Towers Watson for certain other services and that the compensation to Towers Watson for these other services for recent years has not exceeded $120,000 annually. On the basis of the Compensation Committee’s evaluation of the factors listed above, the Committee determined that the advisers’ relationships and other services did not create conflicts of interest and did not adversely affect Towers Watson’s independence and advice.

The Company’s Senior Vice President, Administration customarily assists the Compensation Committee in its determinations by helping compile and organize information, arranging meetings and acting as Company support for the Compensation Committee’s work. He also serves as the Compensation Committee’s officer contact, but has no decision-making authority on the Compensation Committee. In reviewing the performance and establishing the compensation levels of other elected officers, the Compensation Committee also takes into account the recommendations of the Company’s Chief Executive Officer.

Components of our Executive Compensation and Benefits Programs

The following table summarizes the components of our executive compensation and benefits programs for named executive officers in 2014. Each component is designed to align the interests of our named executive officers with the Company and our shareholders and is discussed in further detail below.

	Component	Type	Objective
1.	Base Salary	Fixed	- Attract and retain talented executives by providing base pay at market levels
2.	Annual Cash Incentive Plan Awards	Performance Based
- Drive Company and individual annual performance

- Focus on growing earnings per share (50% weight of awards), gross profit as a percentage of revenue (30% weight of awards) and cash flow (20% weight of awards)

3.	Long-Term Equity Incentive Awards	Performance Based (50% of 2013 awards)
- Align executive officers’ interests with those of the Company and its shareholders over a three-year vesting period

- Focus on Company’s operating performance in terms of EBIT Growth and Return on Invested Capital over a two-year performance period (January 1, 2014 – December 31, 2015)

4.	Long-Term Equity Incentive Awards	Fixed, Time Based (50% of 2013 awards)	- Align executive officers’ interests with those of the Company and its shareholders over a three-year vesting period
5.	Retirement Benefits	Fixed	- Attract and retain talented executives by providing retirement benefits to executives that have contributed to the Company’s success over an extended period of time
6.	Other Benefits	Fixed	- Attract and retain talented executives by providing other benefits at market levels

Base Salary

As with most companies, base salary is one of the key elements in attracting and retaining Sensient’s key officers. When determining the amount of base salary for a particular executive, the Committee considers prior salary (and the proposed percentage change in salary), job responsibilities and changes in job responsibilities, individual experience, demonstrated leadership, performance potential, Company and individual performance, retention considerations, years of service at Sensient, years in the officer’s current position and market data regarding salary changes for similar positions. These factors ordinarily are not specifically weighted or ranked; instead they are considered in a holistic way.

For 2013, the Committee began with market data (comprised of the Comparable Company Data) indicating that base salaries of executives at similar companies were generally expected to increase from 2012 levels by approximately 3%, and then determined actual base salaries for Sensient’s executives after considering management’s recommendations. The Company continues to believe that the unique skills and qualifications of its executive officers are important to the ongoing growth and success of the Company. The annual salary increase for 2012 to 2013 given to the named executive officers was between 3% and 4.5%.

Annual Incentive Plan Bonuses

Sensient maintains annual incentive plans for its elected officers (one of which is the subject of the proposal Item 3 below). Annual incentive compensation is intended to provide cash-based incentives based upon achieving overall Company or group financial goals and to place a significant part of each elected officer’s total compensation at risk depending upon achievement of those goals. In 2013, the Compensation Committee significantly modified the Company’s annual incentive plan to reduce the emphasis placed on consolidated earnings per share and assign more meaningful weight to other financial objectives used to calculate annual incentive awards. For annual incentive awards issued in 2012 and prior years, which were generally set in December of the year but based on performance during the following year, Sensient’s primary reliance was on earnings per share with supplemental targets based on improvements in revenue, cash flow, return on invested capital, expense levels and gross profit as a percentage of revenue, subject to an overall maximum on the aggregate incentive compensation awarded. For some officers the Company also used a measure of group operating profit. In October 2013, we announced significant changes to our annual cash-based incentive plan to incorporate feedback received from shareholders during the 2013 proxy season. As a result of this feedback, we reduced the emphasis placed on consolidated earnings per share and assigned more meaningful weight to other financial objectives. In December 2013, Sensient issued annual cash incentive awards which are to be based on performance during 2014 and which are calculated using a weighted average of the Company’s achievement of three performance goals – earnings per share (50% weight), gross profit as a percentage of revenue (30% weight) and cash flow (20% weight). The annual cash incentive bonuses are subject to a target level for each of the three performance goals, with bonuses for the executive officers in the range of 50% to 85% of annual base salary (depending on the officer’s position in the Company) paid if the target levels are achieved with respect to each performance goal. Performance in excess of the targeted levels allows for an increased award, but awards are capped at 200% of the bonus at the targeted levels. Performance below the targeted levels can result in a reduced award, or no award at all if none of the minimum threshold levels are achieved. The particular targets and financial goals used are those which the Compensation Committee determines best reflect or which are important to achieving increased shareholder value over the long term without undertaking unnecessary or excessive risks. The Compensation Committee generally sets target bonus award levels that keep Sensient’s levels at least competitive with its industry and provide meaningful incentives for superior performance. The Committee has discretion to reduce any award by up to 20% if the Committee determines a reduction to be appropriate, such as if the Committee determines that the executive caused the Company to take unreasonable or unnecessary risks.

In light of the foregoing, the Company’s objective is to set incentive goals that are quantitative and measurable and that represent meaningful improvement from the prior year while still being capable of achievement at the “target” level. See page 40 for a detailed description of the current targets. Each of these targets is an objective measure of performance that we believe is widely accepted by investors. After the end of the year, the Company compares Sensient’s actual annual performance against the goals for each of the performance measures to determine the amount (if any) that it pays the eligible executive officers under the annual incentive plan applicable for the year, subject to Committee discretion to reduce the awards as described above. For example, in 2014 the Chief Executive Officer can earn an incentive payment equal to 85% of base salary under the annual incentive plan applicable to him if “target” performance is achieved for each of the earnings per share, gross profit as a percentage of revenue and cash flow performance measures during the fiscal year. The other named executive officers currently would earn 65% of their base salaries in the case of “target” earnings per share, gross profit as a percentage of revenue and cash flow performance. Performance in excess of the targeted level in any performance goal results in a payment of up to double the weighted amount of that performance goal if a specified “maximum” is achieved. For example, performance in excess of the targeted level of cash flow (which is given 20% weight in the formula) could result in a maximum of 40% (200% of the 20% weight) of the award being earned for the cash flow performance goal. Lower performance in one or more performance goals can result in a reduced award, subject to a specified “minimum” level for each of earnings per share, gross profit as a percentage of revenue and cash flow. The Committee determined that these levels of annual incentive bonuses were appropriate based on analysis of the most recent Comparable Company Data. Nonetheless, the target percentage payout may vary from year to year. The amount Sensient pays will also increase or decrease from year to year in accordance with measuring actual performance against our target performance measures.

For awards made in 2012 to be based on performance during 2013, amounts paid under the bonus plan were based on the performance goals and specific targets described in the table below for Sensient as a consolidated whole, subject to adjustment for excluded items as provided in the plan.

Performance Goal	2013 Target(1)	2013 Actual Results(2)	Percentage of Target Bonus Earned
Consolidated earnings per share	$2.47 per share minimum; $2.64 per share target; $2.74 per share maximum	$2.70 per share	160%

Cash flow	$149.0 million or higher	$166.4 million	20%

Return on invested capital	9.9% or greater	9.7%	0%

Gross profit as a percentage of revenue	31.9% or greater	32.6%	20%

(1)	The Consolidated Earnings per share goal for 2013 was subject to a minimum, target and maximum for purposes of determining any awards of $2.47 per share, $2.64 per share and $2.74 per share, respectively. Each of the other performance goals established only the single amount disclosed in the table, with no opportunity for either a partial award if the target was missed by only a small amount and no possibility for a higher award for substantially exceeding the specified level.

(2)	The Annual Plans provide that in comparing actual performance against the targeted Performance Goals, the Compensation Committee may exclude from the comparison any item that was not considered for the establishment of the Performance Goals and is related to an activity or event that is outside of the Company’s ordinary course of business as it deems appropriate, provided the exclusion does not cause the award to fail to constitute “performance-based compensation” under Section 162(m) of the Internal Revenue Code. The Committee set the 2013 targets excluding any restructuring costs. The exclusion made to earnings per share pursuant to this provision for 2013 was 44 cents. Also excluded from earnings per share was a one cent per share tax benefit of retroactive tax legislation which was considered for incentive purposes in 2012. Cash flow was adjusted by $12.8 million for payments related to the restructuring activities.

On December 5, 2013, the Compensation Committee set the performance goals under our annual cash incentive plans for fiscal 2014. For awards made in 2013 to be based on performance during 2014, amounts paid under the bonus plan will be based on a weighted average of the performance goals and specific targets described in the table below for Sensient as a consolidated whole, subject to adjustment for excluded items as provided in the plan.

Performance Goal	2014 Target(1) and Percentage of Target Bonus Earned	2013 Actual Results(2)	Percentage Weight of Bonus Formula
Consolidated earnings per share	$2.70 per share minimum, 30%; $2.86 per share target, 100%; $2.94 per share maximum, 200%	$2.70 per share	50%

Gross profit as a percentage of revenue	32.7% minimum, 30%; 32.8% target, 100%; 32.9% maximum, 200%	32.6%	30%

Cash flow	$169.7 million minimum, 30%; $173.0 million target, 100%; $176.3 million maximum, 200%	$166.4 million	20%

(1)	Each performance goal for 2014 is subject to a minimum, target and maximum for purposes of determining any awards as shown above. 2014 performance below the minimum level would result in 0% of the target bonus paid for that performance goal and 2014 performance equal to or above the maximum level would result in 200% of the target bonus paid for that performance goal. Interpolation will be used to calculate the payout if the performance falls between the minimum and target or between the target and maximum levels.

(2)	The 2013 Actual Results (adjusted for excluded items discussed earlier) for each performance goal is provided solely for comparison against the 2014 targeted Performance Goals.

For 2013 and 2014, the named executive officers received or will receive incentive compensation opportunities based on the performance of the Company as a whole, rather than on the performance of any specific business unit of the Company.

In December 2011, Sensient adopted a new clawback policy, effective January 1, 2012, for the recovery of equity-based and other incentive compensation from the offending officer or officers if Sensient is required to prepare an accounting restatement due to Sensient’s material noncompliance with any financial reporting requirements under the securities laws as a result of misconduct from a current or former executive officer. Under the clawback policy, the Compensation Committee has discretion to recover any bonus or other incentive-based or equity-based compensation received by the offending officer during the 12-month period following the first public issuance or filing of the noncompliant financial document and any profits realized by the offending officer from the sale of Sensient securities during that 12-month period. Although it appears likely that a three-year clawback policy will be required under future SEC regulations and NYSE listing standards called for by the Dodd-Frank Act, those specific requirements have not yet been proposed or adopted. The Company decided to adopt a clawback policy even before the SEC requirements become effective in order to minimize any investor concerns in this regard.

Equity Awards

In recent years, Sensient has provided equity incentive compensation to its executive officers primarily through the Company’s 1998 and 2002 Stock Option Plans and the 2007 Stock Plan (collectively, the “Plans”). We believe that including a significant level of equity-based awards aligns the financial interests of our management with those of Sensient’s shareholders as well as with the long-term strategic objectives of the Company since the ultimate value of equity-based awards is tied to the value of Sensient’s stock over the long term and these awards provide executives with a further equity stake in the Company. This is especially true in light of the Company’s robust stock ownership and “hold-to-retirement” requirements for executives, discussed below.

Sensient’s long-term equity incentive compensation for its principal executive officers in recent years has been composed entirely of restricted stock awards, with no stock options. The 2007 Stock Plan authorizes the Committee to make restricted stock grants that may include both time vesting and performance-based elements.

In December 2013, the Compensation Committee introduced new performance stock units that are calculated based on future performance over a two-year performance period and which are based on a weighted average of two performance metrics – EBIT growth (70% weight) and return on invested capital (30% weight). These performance stock units, if earned, only vest after a three year period of restriction (i.e., one additional year after the two year performance period). In December 2013, the equity awards to the named executive officers consisted 50% of the new performance stock units and 50% of traditional time-vesting restricted stock. The new performance stock units, if earned, will vest (i.e., become freely transferable) after three years or, if the individual attains age 65 before the end of the three-year vesting period, on the later of the end of the two-year performance period and the date the individual attains age 65. The time-vesting restricted stock will vest after three years or when the individual attains age 65 (if earlier). For awards granted in 2013 and based on two-year performance during 2014 and 2015, the new performance stock units are based on a weighted average of the performance goals and specific targets described in the table below for Sensient as a consolidated whole, subject to adjustment for excluded items as provided in the applicable Plan.

Two Year Performance Goal	2014 Target(1) and Percentage of Target Bonus Earned	2013 Actual Results(2)	Percentage Weight of Bonus Formula
EBIT growth	3% Compound Annual Growth Rate (CAGR) on 2013 actual EBIT minimum, 50%; 5% CAGR on 2013 actual EBIT target, 100%; 7% CAGR on 2013 actual EBIT maximum, 150%	$204.1 million	70%

Return on invested capital	25 basis points decrease on 2013 actual ROIC minimum, 50%; 25 basis points increase on 2013 actual ROIC target, 100%; 50 basis points increase on 2013 actual ROIC maximum, 150%	9.7%	30%

(1)	Each two year performance goal for 2014-2015 is subject to a minimum, target and maximum for purposes of determining any awards as shown above. Two-year performance below the minimum level would result in 0% of the target bonus paid for that performance goal and two-year performance equal to or above the maximum level would result in 150% of the target bonus paid for that performance goal. Interpolation will be used to calculate the payout if the performance falls between the minimum and target or between the target and maximum levels.

(2)	The 2013 Actual Results for each performance goal is provided solely for comparison and have been adjusted for the impact of restructuring costs.

Any executive officer that has reached retirement age, received performance stock unit awards and worked for the Company during any part of the performance period before voluntarily terminating his or her employment with the Company will become vested in the full award determined pursuant to the formula upon the expiration of the two year performance period. The Compensation Committee, in its sole discretion, may vest some or all of the performance stock units eligible for vesting to any executive officer that voluntarily terminates his or her employment with the Company after the two year performance period but before the end of the restricted period and before such officer has reached retirement age. Any executive officer whose employment with the Company terminates because of death or disability after the two year performance period but prior to the end of the three year restricted period will become vested in the full award determined pursuant to the formula multiplied by the number of full months elapsed since the beginning of the restricted period divided by thirty-six, provided, however, that the Compensation Committee, in its sole discretion, may vest some or all of the remaining performance stock units eligible for vesting. Upon a change of control during the two year performance period, the Company will issue one share of stock per performance stock unit that could become vested assuming performance at 100% of target levels. Upon a change of control after the two year performance period but during the third year of the restricted period, the Company will issue one share of stock per performance stock unit that is eligible to become vested based upon the Company’s actual performance during the two year performance period.

The equity awards to the named executive officers between 2007 and 2012 were based on time-vesting and ordinarily would vest (i.e., become freely transferable) on the five year anniversary of the grant date or when the individual retires after attaining age 65 (if earlier). Awards to Messrs. Kenneth Manning, Hobbs and Hammond all vested immediately upon grant because each has attained age 65. Beginning in 2007, Sensient switched from primarily issuing options to relying instead on restricted stock awards because accounting rule changes made options less efficient for the Company by requiring that stock options (like restricted stock awards) be expensed over the vesting period (or until age 65) whether or not the options were ever exercised by the executive. Although we have recently modified the performance and vesting criteria for our equity awards, in future years, our Compensation Committee may further grant equity awards using the same performance criteria as for the non-equity based cash incentive plan discussed above, using entirely different criteria, providing for time vesting without regard to any performance criteria, or in any combination of these alternatives.

Even when the restrictions have lapsed on restricted stock awards, Sensient has long had a policy that generally required officers and employees to hold all of their Sensient stock throughout their employment, and has permitted them to sell Sensient stock only (a) in connection with the exercise of a stock option expiring within one year, (b) pursuant to pre-approved Rule 10b5-1 plans covering diversification sales of specific shares (not future awards) by executives nearing retirement age and (c) sales of up to 50% of shares upon vesting of restricted stock to cover associated tax liabilities. During 2011 Sensient strengthened its stock ownership policies for both elected officers and independent directors to increase their stock ownership requirements. The changes also require directors who have met the higher standards to hold at least 75% of future awards (net of taxes and any exercise price) until separation from the Board, with limited exceptions for exercise and sale of shares from stock options expiring within one year and for sale of up to 50% of vesting restricted stock to permit payment of related taxes. All of the named executive officers and directors meet these robust stock ownership requirements. As a result, the portion of an executive’s net worth invested in Sensient stock generally increases throughout the executive’s career, which creates a strong alignment with the interests of our shareholders. Based on publicly available information, we believe the combination of our robust stock ownership requirements and hold-to-retirement policy (with limited exceptions) is unique within our peer group and should help assure that this will continue.

The Company’s long-standing policy and the terms of its outstanding restricted stock awards generally provide that the restricted stock of an employee who turns 65 vests immediately upon termination of employment for any reason. Turning 65 also triggers the employee’s tax liability for the restricted stock. For certain executives that were then or soon would be age 65, the Compensation Committee determined that it was appropriate to align the vesting date with the incurrence of the tax liability for the stock; particularly since retirement after age 65 would cause the stock to vest in any event. Accordingly, in 2010 or earlier the Committee provided for vesting of future stock grants for certain executives at age 65, including Messrs. Kenneth Manning, Hobbs and Hammond. For awards granted after 2006, Sensient no longer provides for payment of the recipient’s related tax liability.

The Company has long had a written policy encouraging ownership of Company stock by executive officers and discouraging stock sales without the prior consent of the Chief Executive Officer. Until 2011 the written policy indicated that the Chief Executive Officer should own stock (excluding unexercised stock options but including restricted stock) with a value of at least four times his annual base salary and that other executive officers should own stock with a value of at least two or three times their annual base salaries. In 2011 the policy was amended to increase the stock ownership requirement to be applicable within three years from their date of election for the Chief Executive Officer to six times his annual base salary and to increase the requirement for Senior Vice Presidents (currently Messrs. Hobbs, Hammond and Rolfs) to four times their annual base salaries. The policy also prohibits hedging transactions using Company stock, the use of Company stock as collateral in a margin account and loans of Company stock for purposes of short selling. The 2011 amendments also formalized Sensient’s “hold-to-retirement” policy for any additional net shares awarded by the Company in the future until the executive retires or is no longer employed by the Company, with the exceptions noted above for: (1) exercise and sales of shares from an option expiring within one year, (2) executives aged 60 or over who sell pursuant to a Board-approved Rule 10b5-1 plan and (3) sales of up to 50% of shares upon the vesting of restricted stock to permit payment of related federal and state income and payroll taxes. In December 2013 the policy was amended to include the new performance stock units at the “target” payment amount for determining the amount of stock held by an individual subject to the policy. The Company also amended its written policy for independent directors by increasing the stock ownership requirement and adding a “hold to retirement from the Board” requirement for at least 75% of any additional net shares awarded to them, with exceptions for the sale of shares from the exercise of options expiring within one year or the sale of up to 50% of restricted shares upon vesting (to permit payment of related taxes). The minimum ownership component now requires that directors should own at least 1,000 shares of Sensient common stock (excluding unexercised stock options but including restricted stock) within a year following a director’s initial election to the Board and shares with a value of at least five times the annual retainer for directors after five years of service on the Board. This policy also prohibits hedging transactions using Company stock, the use of Company stock as collateral in a margin account and loans of Company stock for purposes of short selling. All of the Company’s directors and named executive officers comply with these new, higher stock ownership requirements and its policies against hedging, short selling and use of Company stock as collateral.

Retirement Benefits

See the description of Sensient’s supplemental retirement plan included in the compensation tables portion of this proxy statement.

Other Benefits

Sensient’s executive officers receive various other benefits in the same manner as other salaried employees. For example, the Company provides executive officers and salaried employees with health insurance, vacation and sick pay. For key executives Sensient has also provided other benefits, including automobiles, club memberships, financial planning, and sometimes relocation assistance or other benefits.

Compensation for Mr. Kenneth Manning

Mr. Kenneth Manning had an employment agreement with the Company that expired by its terms on February 1, 2014. The agreement provided for the payment of base salary (subject to annual adjustment by mutual agreement), plus bonus eligibility (with no guarantee that any bonus will be earned and paid), participation in incentive, savings and retirement plans, and customary benefits. The agreement contained a one-year non-competition covenant that will begin on the date Mr. Manning ceases to serve as Chairman of the Board.

For 2011, 2012 and 2013, Sensient’s principal corporate goals and objectives relevant to Mr. Manning’s compensation were to achieve excellent overall financial performance and increased shareholder value by executing Sensient’s strategic plans, including strengthening Sensient’s management organization.

For 2011, 2012 and 2013, the Committee set Mr. Manning’s base salary at $995,600, $1,035,400 and $1,066,500 per annum, respectively. Each amount was selected based on the evaluations described above and on Sensient’s overall financial performance and Mr. Manning’s leadership role. In addition, for fiscal 2011, 2012 and 2013, his potential annual bonus payment was 85% of base salary at “target” performance, which was somewhat below potential bonuses of other companies based on the Comparable Company Data. For 2011 the target bonuses for all of the named executive officers (including Mr. Manning) were based primarily on earnings per share, but also included additional targets based on improvements in expense levels as a percentage of revenue, cash flow, return on invested capital, and gross profit as a percentage of revenue (subject to an overall maximum on the aggregate incentive compensation awarded). For 2012 the target bonuses for all of the named executive officers (including Mr. Manning) were again based primarily on earnings per share, with additional targets based on improvements in cash flow, return on invested capital, revenue, and gross profit as a percentage of revenue (subject to an overall maximum on the aggregate incentive compensation awarded). For 2013 the target bonuses were again based primarily on earnings per share, with additional targets based on improvements in cash flow, return on invested capital, and gross profit as a percentage of revenue (subject to an overall maximum on the aggregate incentive compensation awarded). See pages 39 and 40 for a further description of the specific targets for 2013 and 2014, respectively.

Sensient granted Mr. Manning 90,000 shares of time-based vesting restricted stock in 2011, 90,000 shares of time-based vesting restricted stock in 2012 and 33,500 shares of time-based vesting restricted stock and 33,500 performance stock units in 2013. The award for each year was based on Mr. Manning’s performance with respect to the year in which the award was granted in accordance with the evaluation described above. The criteria for equity compensation awards are discussed in the subsection above entitled “Equity Awards.”

For 2013 Mr. Manning also participated in the Company benefit plans available to other executive officers, including the supplemental executive retirement plan (“SERP”), the supplemental benefit plan and the deferred compensation plan. Mr. Manning’s participation in these retirement plans was on the same basis as other executive officers of the Company.

Sensient’s Chief Executive Officer typically receives a higher salary, a higher potential bonus and larger equity awards than our other executive officers, which is typical of companies included in the Comparable Company Data.

Chief Executive Officer’s Employment Agreement

Until February 1, 2014, Mr. Kenneth Manning was the only officer of the Company who had an employment agreement (which expired by its terms on February 1, 2014) and Mr. Paul Manning is the only officer of the Company who currently has an employment agreement. A description of certain terms of Mr. Paul Manning's employment agreement is provided below.

Change of Control Agreements

The Company maintains change of control agreements with all of its elected executive officers, including the named executive officers. These agreements are customary in Sensient’s industry and help to attract and retain key executives in the event of a change of control. These agreements are not employment agreements and have no effect unless there is a change of control. Under these agreements, in the event that there is an acquisition or other change of control of the Company, the Company will continue to employ the executive for a period of three years. During this period, the executive will receive as compensation a base salary, subject to annual adjustment, bonus awards in accordance with past practice and all other customary benefits in effect as of the date of the change of control. Each agreement can be terminated upon 30 days’ notice by the Company in the event of the executive’s disability. The agreements can also be terminated by the Company for “cause” and by the executive for “good reason.” (See “Potential Payments Upon Termination or Change of Control” below for a description of “cause” and “good reason” as used in the agreement.) Until 2010, the agreements provided that a termination by the executive for any reason during the 30-day period immediately following the first anniversary of the change of control was deemed to be a termination for good reason, but they were amended in 2010 to delete that provision. If terminated by the Company other than for cause or disability, or by the executive for good reason, the Company will pay the executive an amount equal to the sum of (i) accrued unpaid deferred compensation and vacation pay and (ii) three times the sum of the executive’s base salary plus the greater of the highest annual bonus (x) for the last five years or (y) since reaching age 50. The executive will also be entitled to coverage under existing benefit plans and benefits for three years and a payment equal to the vested amounts plus a payment equal to three additional years of employer contributions under Sensient’s retirement and deferred compensation plans, which generally provide for full vesting if a change of control occurs. The circumstances under which employment may cease generally are a termination of the employee without cause within three years after an acquisition or an employee choosing to leave for a specified good reason within that period. See “Tax Aspects of Executive Compensation” below. The Compensation Committee believes that these change of control benefits, as revised, are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty, and that protecting the executives in this way serves Sensient’s long-term best interests. Sensient has established a so-called “Rabbi Trust” for the payments of the Company’s obligations in the event of a change of control. As noted above, the Company also has an employment agreement with Mr. Paul Manning that includes significant obligations upon early termination of employment (regardless of a change of control) without “cause” as defined therein. See “Potential Payments Upon Termination or Change of Control” for further information about these agreements.

 Tax Aspects of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to certain executive officers that is not “performance based” to $1 million annually per executive officer. Sensient’s stock plans have been designed so that outstanding stock option awards granted to the covered individuals meet Section 162(m) requirements for performance-based compensation. However, the Company has previously noted that there may be instances in which the Company determines that it cannot structure compensation to comply with these requirements and that, in those instances, the Compensation Committee may elect to structure elements of compensation to accomplish business objectives that are in the best interests of the Company and its shareholders, even though doing so may reduce the amount of Sensient’s tax deduction for the compensation. In addition, as an executive approaches age 65, the compensation expense amortization of his restricted stock awards accelerates, potentially triggering the Section 162(m) limitation. The compensation of Mr. Kenneth Manning in 2011, 2012 and 2013, and the compensation of Mr. Hammond in 2011 and 2012, exceeded the Section 162(m) limitation, primarily as a result of their restricted stock awards.

Other provisions of the Internal Revenue Code also can affect the decisions that Sensient makes. Under Section 280G of the Internal Revenue Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change in control of a public corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over annual compensation, determined by a five-year average. A company also loses its tax deduction for “excess” payments. Sensient’s change of control employment and severance agreements do not provide for tax gross-ups. See “Compensation Objectives and Philosophy” above.

In addition, the Internal Revenue Code was recently amended to impose a surtax under Section 409A of the Internal Revenue Code under certain circumstances when deferred compensation is paid to current or former executive officers of publicly-held corporations. We have structured our benefit plans and agreements to comply with Section 409A of the Internal Revenue Code in order to avoid any adverse tax consequences on the Company or its executive officers as a result of the surtax under Section 409A.

Executive Compensation Tables (2011, 2012 and 2013)

Summary

The tables below summarize compensation to the Company’s Chief Executive Officer, Chief Financial Officer and next three most highly compensated executive officers who were serving in those positions at the end of 2013.

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Kenneth P. Manning	2013	$1,066,500	$-	$3,252,850	$-	$1,813,050	$-	$197,372	$6,329,772
Chairman and Chief	2012	1,035,400	-	3,240,000	-	1,364,140	630,000	223,730	6,493,270
Executive Officer	2011	995,600	-	3,225,600	-	1,692,520	2,312,000	258,006	8,483,726

Paul Manning	2013	457,700	-	1,990,550	-	595,010	-	141,593	3,184,853
President and Chief	2012	362,548	-	900,000	-	389,608	1,944,000	58,922	3,655,078
Operating Officer	2011	312,000	-	645,120	-	405,600	-	45,581	1,408,301

Richard F. Hobbs	2013	537,900	-	1,446,790	-	699,270	-	97,863	2,781,823
Senior Vice President	2012	522,200	-	1,440,000	-	526,117	227,000	99,137	2,814,454
and Chief Financial Officer	2011	502,100	-	1,433,600	-	652,730	822,000	211,861	3,622,291

John L. Hammond	2013	383,900	-	1,097,230	-	499,070	-	66,634	2,046,834
Senior Vice President,	2012	372,700	-	1,080,000	-	375,495	162,000	73,334	2,063,529
General Counsel and	2011	358,400	-	1,075,200	-	465,920	1,622,000	87,803	3,609,323
Secretary

Stephen J. Rolfs	2013	366,300	-	835,060	-	476,190	-	72,157	1,749,707
Senior Vice President,	2012	352,200	-	792,000	-	354,842	400,000	63,825	1,962,867
Administration	2011	335,400	-	609,280	-	436,020	762,000	258,268	2,400,968

(1)	The positions listed in the table above are as of December 31, 2013. Mr. Kenneth Manning retired as Chief Executive Officer on February 1, 2014 and the Board of Directors appointed Mr. Paul Manning as President and Chief Executive Officer on February 2, 2014.

(2)	The amounts in the table reflect the grant date fair value of stock awards to the named executive officer. Accounting Standards Codification (“ASC”) 718 requires recognition of compensation expense over the vesting period (or until retirement age) for stock awards granted to employees based on the estimated fair market value of the equity awards at the time of grant. The ultimate values of the options and stock awards to the executives generally will depend on the future market price of Sensient’s common stock, which cannot be forecasted with reasonable accuracy.

(3)	Amounts shown represent the amounts earned under the Company’s annual management incentive plans with respect to the years indicated. The targets for each year were set in December of the preceding year. The amounts paid to these officers under the management incentive plans with respect to 2013 were based primarily upon achievement of a targeted level of earnings per share, and also supplementally included specified improvements in cash flow, return on invested capital and gross profit as a percentage of revenue, subject to a limit on aggregate incentive compensation for each executive. Amounts paid also supplementally included specific improvement in selling, general and administrative expenses as a percent of revenue with respect to 2011 and an increase in revenue with respect to 2012. See “Components of Executive Compensation and Benefits Program – Annual Incentive Plan Bonuses” above and “Grants of Plan-Based Awards” below for more information about cash bonuses for 2013.

(4)	Represents the increase in the actuarial present value of pension benefits during the specified fiscal year and the above market earnings on nonqualified deferred compensation. The value reported in 2013 is zero for the named executive officers due to a decrease in the actuarial present value of pension benefits in the year. This decrease was the result of increases in long-term federal interest rates that are used in calculating the values. The decreases were $731,000 for Mr. Kenneth Manning, $5,000 for Mr. Paul Manning, $260,000 for Mr. Hobbs, $186,000 for Mr. Hammond and $100,000 for Mr. Rolfs. For the continuing participants collectively, most of the change in pension values for both 2011 and 2012 was a result of decreases in long-term federal interest rates. The change in pension value for Mr. Paul Manning was due to his first year of participation in 2012. The requirements for the calculation assume that vesting will occur and results in a large number in the first year even though he would not be eligible for any retirement benefit until 2030. See the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below for further discussion regarding Sensient’s pension and deferred compensation plans.

(5)	Includes Company contributions under certain benefit plans and other arrangements for the five named executive officers. These contributions are set forth in the following table. The Company’s ESOP and Savings Plan are tax-qualified plans subject to government imposed annual limitations on contributions. The Company’s Supplemental Benefits Plan, which is a non-tax-qualified plan, replaces benefits which cannot be provided by the tax-qualified ESOP and Savings Plan because of these annual limitations. The amounts shown in the table below as contributed to the ESOP and Savings Plan which exceed the applicable annual limits were contributed to the Supplemental Benefits Plan. The amounts related to retirement plan benefits listed under the column entitled “All Other Compensation” in the “Summary Compensation Table” above are listed in the table below:

Retirement Plan Benefits

Name	Year	ESOP	Savings Plan	Total
K. P. Manning	2013	$24,306	$97,226	$121,532
	2012	27,279	109,117	136,396
	2011	26,230	104,920	131,150

P. Manning	2013	8,473	33,892	42,365
	2012	7,681	30,726	38,407
	2011	5,887	23,548	29,435

R. F. Hobbs	2013	10,640	42,561	53,201
	2012	11,749	46,997	58,746
	2011	11,238	44,950	56,188

J. L. Hammond	2013	7,594	30,376	37,970
	2012	8,386	33,545	41,931
	2011	8,021	32,084	40,105

S. J. Rolfs	2013	7,211	28,846	36,057
	2012	7,882	31,529	39,411
	2011	6,468	25,873	32,341

(6)
Includes non-retirement plan benefits. The non-retirement plan benefits include financial planning, personal use of Company automobiles, an executive physical, reimbursement of club membership dues and expenses, and with respect to Mr. Paul Manning, executive relocation assistance.  The named executive officers received tax gross-up payments for 2011 in connection with the vesting of restricted shares of Messrs. Kenneth Manning, Paul Manning, Hobbs, Hammond and Rolfs in the amounts of $0, $0, $113,298, $24,564 and $198,973, respectively, and tax gross-ups related to various other benefits, including the use of leased automobiles and financial planning services, in the amounts of $54,133, $6,863, $19,068, $10,462 and $10,855, respectively. For 2012, the named executive officers received tax gross-ups related to various other benefits, including the use of leased automobiles and financial planning services, in the amounts of $36,903, $9,541, $18,063, $14,073 and $11,082, respectively. For 2013, the named executive officers received tax gross-ups related to various other benefits, including the use of leased automobiles and financial planning services, in the amounts of $36,541, $36,971, $22,923, $14,364 and $16,999, respectively. The amounts listed under the column entitled “All Other Compensation” in the “Summary Compensation Table” related to non-retirement plan benefits are listed in the table below:

Non-Retirement Plan Benefits

Name	Year	Financial Planning ($)	Automobile ($)	Executive Physical ($)	Relocation ($)	Club ($)	Tax Gross-Up Payments ($)	Total ($)
K. P. Manning	2013	$3,050	$28,082	$2,805	$-	$5,362	$36,541	$75,840
	2012	16,100	27,787	440	-	6,104	36,903	87,334
	2011	37,250	28,011	732	-	6,730	54,133	126,856

P. Manning	2013	537	14,853	2,379	44,488	-	36,971	99,228
	2012	-	10,974	-	-	-	9,541	20,515
	2011	-	9,283	-	-	-	6,863	16,146

R. F. Hobbs	2013	2,745	18,524	20	-	450	22,923	44,662
	2012	2,464	19,367	497	-	-	18,063	40,391
	2011	3,650	19,307	-	-	350	132,366	155,673

J. L. Hammond	2013	2,460	11,217	623	-	-	14,364	28,664
	2012	6,005	10,848	477	-	-	14,073	31,403
	2011	1,675	10,855	142	-	-	35,026	47,698

S. J. Rolfs	2013	3,325	13,274	2,502	-	-	16,999	36,100
	2012	-	13,332	-	-	-	11,082	24,414
	2011	-	13,329	2,770	-	-	209,828	225,927

Grants of Plan-Based Awards

Sensient provides incentive compensation to employees through its annual management incentive plans and its stock plans. The management incentive plans for elected officers (“Annual Plans”) provide annual cash payments to executives based upon achieving overall Company performance goals. The stock plans authorize the Compensation Committee to grant restricted stock and performance stock units to key employees. The Company has not granted stock options in recent years. The Committee makes annual decisions, typically in December of each year, regarding appropriate equity-based awards for each executive primarily based upon the Company’s financial performance and the executives’ levels of responsibilities.

The Annual Plans promote the Company’s executive compensation program by providing annual cash payments to executives based upon achieving overall Company, group or divisional financial goals. Awards under the Annual Plans are subject to a target, currently 50% to 85% of annual base salary depending on a participant’s position in the Company. The specific bonus opportunities described below were authorized by the Compensation Committee and are conditioned upon the achievement of specified performance goals in the year following the award. In response to concerns from the Company’s shareholders, the Compensation Committee has, starting with the awards in December 2013, revised the performance goals for awards granted by the Compensation Committee. For 2014, the goals are based upon a weighted average of the achievement of specified levels of earnings per share, gross profits and cash flow, with the award being calculated and paid based upon achieving the specified goals. Performance in excess of the specified goal or goals allows for a payment of up to 200% of the targeted award, subject to the limits in the Annual Plans. Performance below the specified goal or goals can result in a reduced award, or no award at all if the minimum threshold level is not achieved. Target bonus award levels are generally between the 50th and the 75th percentile of comparable companies’ practices for most executive positions. For performance exceeding the targeted goal or goals, the bonus opportunities are up to 200% of the target bonus, which generally brings aggregate cash and incentive compensation somewhat above the 75th percentile for performance significantly exceeding the targeted levels. See “Components of Executive Compensation and Benefits Programs — Annual Incentive Plan Bonuses” above. There is no “minimum” or “guaranteed” payment, as the actual amounts earned (if any) depend upon actual performance. The Compensation Committee has discretion to reduce any award by up to 20% if the Committee determines a reduction to be appropriate, such as if the Committee determines that the executive caused the Company to take unreasonable or unnecessary risks.

See “Components of Executive Compensation and Benefits Programs — Annual Incentive Plan Bonuses” above for a discussion of the targets and awards that applied to Sensient’s named executive officers during 2013. For 2014, the amounts paid to the named executive officers will be based on a weighted average of achievement of targeted earnings of $2.86 per share (50% weight), gross profit as a percentage of revenue (32.8% or greater, a 20 basis point improvement from 2013, excluding the effect of 2013 restructuring costs) (30% weight) and cash flow ($173.0 million or higher, a 4% improvement from 2013, excluding the effect of 2013 restructuring costs) (20% weight). These targets and improvements are subject to adjustment for excluded items as provided in the Annual Plans. None of the incentive amounts to be paid to the current named executive officers for 2014 will be based on group or divisional financial goals.

Granting of equity awards typically reward service and performance over a longer period of time than Sensient’s other methods of compensation and focus on the Company’s long-term strategic goals. The restricted stock awards and performance stock units were each granted at the December 5, 2013, meeting of the Compensation Committee. The Committee makes annual decisions regarding appropriate stock-based grants for each executive based on the following factors, which ordinarily are not weighed or ranked in any particular way. The Committee considers the Company’s financial performance, the executives’ levels of responsibilities, specialized skills, experience, length of service, recent management contributions and past awards. In determining the level of equity awards, the Compensation Committee also considers the predicted award values for similar positions at other companies included in the Comparable Company Data. This comparison is performed to confirm that Sensient’s pay practices are being reasonably applied and are competitive for purposes of attracting and retaining key executives. See “Components of Executive Compensation and Benefits Programs — Equity Awards” above. Half of the awards granted in 2013 provide for time-based vesting and the other half of the awards provide for performance-based vesting. When Messrs. Kenneth Manning, Hobbs and Hammond turned age 65, time vested awards that had been granted in the last 5 years fully vested on that date. Time-based awards granted to those individuals after age 65 vest upon granting and performance-based awards granted to those individuals after age 65 vest, if applicable, upon satisfaction of the actual performance criteria used to calculate the award (i.e., after the two-year performance period).

Incentive Plan Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(3)	Options (#)	Awards ($/Sh)	and Option Awards(4)
K. P. Manning	12/5/13	$280,118	$933,725	$1,867,450	16,750	33,500	50,250	33,500	-	$-	$3,252,850
P. Manning	12/5/13	204,000	680,000	1,360,000	10,250	20,500	30,750	20,500	-	-	1,990,550
R. F. Hobbs	12/5/13	108,030	360,100	720,200	7,450	14,900	22,350	14,900	-	-	1,446,790
J. L. Hammond	12/5/13	77,103	257,010	514,020	5,650	11,300	16,950	11,300	-	-	1,097,230
S. J. Rolfs	12/5/13	74,354	247,845	495,690	4,300	8,600	12,900	8,600	-	-	835,060

(1)	These are awards authorized by the Compensation Committee on December 5, 2013, under the annual cash-based management incentive plans which provide for incentive payments conditioned upon the Company’s performance in 2014. The annual plans provide annual cash payments to executives based upon a weighted average of achieving overall Company earnings per share (50% weight), gross profit as a percentage of revenue (30% weight) and cash flow (20% weight) goals as described above. These threshold, target and maximum amounts are all based on a percentage of 2014 salary assuming each named executive officer continues to be employed by Sensient through December 31, 2014. As noted above, Mr. Kenneth Manning retired as Chief Executive Officer on February 1, 2014; accordingly, his award will be a percentage of the actual amount of salary he received through such date.

(2)	These are awards authorized by the Compensation Committee on December 5, 2013 under the Company's 2007 Stock Plan which provide for incentive payments conditioned upon the Company’s performance over the 2014-2015 two-year period. These awards consist of performance stock units granted to the named executive officers, which become earned after satisfaction of a weighted average of achieving two separate performance metrics consisting of (a) overall Company EBIT growth (70% weight) and (b) return on invested capital (30% weight). Each of these performance metrics is described in greater detail above. Moreover, the awards, to the extent earned, then vest on the third anniversary of the award grant date.

(3)	The restricted stock awards were granted at the December 5, 2013 meeting of the Compensation Committee. The restricted shares awarded to the named executive officers were granted pursuant to the Company’s 2007 Stock Plan. Except as described elsewhere in this proxy statement, restricted stock vests in three years, or earlier upon retirement of the executive at or after age 65.

(4)
The grant date fair value of each portion of the equity-based awards equaled the closing market price of our Common Stock on the December 5, 2013 grant date multiplied by (a) the number of shares of restricted stock, in the case of the time-based restricted stock awards or (b) the number of performance stock units (with each such unit representing one share of Common Stock) which number of units being equal to the number of shares of restricted stock issuable assuming achievement of the target performance criteria underlying the awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
(2013)

		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(3)	Option Expiration Date(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

K. P. Manning	12/5/13					33,500	(5)	$1,625,420

P. Manning	2/4/10					1,500		$72,780
	12/9/10					15,000		727,800
	12/8/11					18,000		873,360
	12/6/12					25,000		1,213,000
	12/5/13					41,000	(6)	1,989,320
								$4,876,260

R. F. Hobbs	12/5/13					14,900	(5)	$722,948

J. L. Hammond	12/5/13					11,300	(5)	$548,276

S. J. Rolfs	12/6/04	10,000	-	$23.00	12/6/14
	12/1/05	9,000	-	18.57	12/1/15
	12/7/06	2,125	-	24.15	12/7/16
	12/3/09					10,000		$485,200
	12/9/10					14,000		679,280
	12/8/11					17,000		824,840
	12/6/12					22,000		1,067,440
	12/5/13					17,200	(6)	834,544
								$3,891,304

(1)	All outstanding options have an exercise price equal to the market price on the date of grant and vested in increments of one-third of the total grant on each of the first, second and third anniversaries of the date of grant.

(2)	Except as described elsewhere in this proxy statement, restricted stock awarded before 2013 vests after completion of five years of service with the Company following the grant date and restricted stock awarded during 2013 vests after completion of three years of service with the Company following the grant date, or, in each case, earlier in the event of an executive’s retirement at age 65 or greater. The value indicated in the table of the restricted stock awards owned at the end of the Company’s last fiscal year is based on the $48.52 per share closing price of a share of Sensient common stock on December 31, 2013. See footnote (6) below for a description of the performance stock units awarded on December 5, 2013.

(3)	The exercise price of options generally may be paid in cash or its equivalent, by delivering previously issued shares of Common Stock, or any combination thereof.

(4)	Although the options expire on the dates indicated, by agreement any unexercised options will terminate three years after retirement (if earlier than the stated expiration date).

(5)	These awards consisted of performance stock units (assuming target levels of performance).

(6)
These awards consisted of 50% time-vesting restricted stock and 50% performance stock units (assuming target levels of performance). The amount disclosed in the table with respect to the portion of such award consisting of performance stock units is based upon the number of shares of Common Stock reflecting the performance stock units assuming achievement of the target performance criteria underlying the award with one share of Common Stock issued for each performance stock unit granted.

OPTION EXERCISES AND STOCK VESTED
(2013)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
K. P. Manning			33,500	$1,626,425
P. Manning			-	-
R. F. Hobbs			14,900	723,395
J. L. Hammond			11,300	548,615
S. J. Rolfs	8,000	$154,835	8,000	391,760

(1)	The number of shares acquired on exercise relates to the exercise of stock options by the named executive officers. The value received upon exercise is based upon the difference between the value of Sensient's Common Stock on the exercise date and the exercise price for the stock options.

(2)	Except as described elsewhere in this proxy statement, restricted stock vests after completion of five years of service with the Company, or earlier in the event of an executive’s retirement at age 65 or greater. The value realized on vesting of restricted stock is the value of Sensient’s Common Stock on the vesting date.

Defined Benefit Plans

Sensient Technologies Pension Benefits

Sensient does not provide any defined benefit pension plans for the named executive officers other than the Supplemental Executive Retirement Plan described below.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (“SERP”) provides a non-qualified supplemental executive retirement benefit for selected Sensient officers and key employees. Following the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the SERP was amended to comply with the Section 409A requirements and to permit the SERP to make payments to satisfy FICA and other tax obligations prior to retirement. Generally, participants contribute to the SERP, in each year until death or retirement, an amount equivalent to a term insurance premium applicable to a life insurance benefit of two times the participant’s base salary in effect on the date of acceptance into the plan, unless all amounts were previously paid under a predecessor plan. A pre-retirement survivor income benefit equal to between 30% and 45% of the sum of base salary and 100% (50% for certain officers) of the highest annual bonus paid since reaching a specified age for the participating named executive officers, payable for 20 years, is available to designated beneficiaries if the participant dies prior to retirement. At the time of retirement, the participating named executive officer may continue the survivor income benefit or receive a supplemental retirement income benefit equal to between 30% and 45% of the sum of base salary and 100% (50% for certain officers) of the highest annual bonus since reaching a specified age for the participating named executive officers, for 20 years, or an actuarially equivalent joint and survivor benefit. A participant may receive his retirement income benefit as a lump sum distribution by making an advance election. In the event of a change of control, lump sum distributions are required. The benefit obligations under the SERP are funded under Rabbi Trust B described below. All of the named executive officers now participate in the SERP. Mr. Paul Manning began participating in SERP on January 1, 2012. Under their respective agreements under the SERP, each of the participating named executive officers is entitled to 20 years of benefits, and the applicable percentages of pre-retirement survivor income benefits and supplemental retirement income benefits for the participating named executive officers are 45% for Mr. Kenneth Manning, 35% for Messrs. Hobbs, Hammond and Paul Manning and 30% for Mr. Rolfs. The named executive officers also participate in the supplemental benefit plans described under “Nonqualified Deferred Compensation” below. The supplemental benefit plans are non-qualified excess benefit and supplemental retirement plans as described in Sections 3(36) and 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

PENSION BENEFITS
(Year-end 2013)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
K. P. Manning	SERP	26	$17,683,000	$-
P. Manning	SERP	2	1,940,000	-
R. F. Hobbs	SERP	40	5,908,000	-
J. L. Hammond	SERP	16	4,217,000	-
S. J. Rolfs	SERP	17	1,628,000	-

(1)	All benefits for Messrs. Kenneth Manning, Hobbs and Hammond had vested at year end; benefits for Mr. Paul Manning and Mr. Rolfs had not yet vested. Note that the present value of accumulated benefits can fall if long-term interest rates increase before an executive retires.

Nonqualified Deferred Compensation

Eligible executives of the Company are entitled to defer up to 25% of their annual salary under the executive income deferral plan. Amounts deferred earn interest at the average interest rate on AAA rated corporate bonds and are payable upon retirement or over a 15 year period, unless the executive elects to receive an actuarially equivalent joint and survivor benefit, reduced by up to 20% depending upon the executive’s age at retirement. The Company also has a supplemental benefit plan which includes the supplemental ESOP benefit plan and the supplemental savings plan to replace benefits which cannot be allocated to the executives in the tax-qualified ESOP and savings plan because of government imposed annual limitations. Each of these plans are nonqualified excess benefit and supplemental retirement plans as described in Sections 3(36) and 201(2) of the ERISA. Information for each of the named executive officers is set forth below relating to nonqualified deferred compensation.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

K. P. Manning	$-	$123,896	$220,386	$-	$1,720,368	(2)
P. Manning	-	25,907	2,561	-	46,629
R. F. Hobbs	-	46,247	13,624	-	342,844
J. L. Hammond	-	29,431	34,831	-	207,684
S. J. Rolfs	-	26,911	33,607	-	157,117

(1)	The amount included in this column for each named executive officer is included in such named executive officer's compensation set forth in the “Summary Compensation Table” above.

(2)	Of this amount, $533,118 is attributable to Mr. Kenneth Manning’s own contributions and earnings.

The Company has established three so-called “Rabbi Trusts” by entering into trust agreements with a trustee to assure the satisfaction of the obligations of the Company under various plans and agreements to make deferred and other payments to certain of its past, present and future executives and directors, including the named executive officers. Rabbi Trust A requires the Company to deposit assets into (“fund”) the Trust in the event of a “Potential Change of Control” (as defined therein) in an amount sufficient to satisfy the Company’s expenses and obligations to Mr. Kenneth Manning, the other named executive officers, and other executive officers under the Change of Control Employment and Severance Agreements with those individuals (except to the extent that those obligations consist of benefits covered by Rabbi Trust B). Rabbi Trust A is currently not funded except with a nominal amount of assets, and is currently revocable but will become irrevocable once it is funded. The Board may elect to fund Rabbi Trust A in whole or in part prior to the occurrence of a Potential Change of Control. Rabbi Trust B was created to fund the Company’s expenses and obligations under various employee benefit plans, including four plans in which the named executive officers may participate: the SERP, the supplemental benefits plan, and the executive and management income deferral plans. The Company makes annual contributions to Rabbi Trust B, which held approximately $33 million of assets as of December 31, 2013. Rabbi Trust B is irrevocable. Rabbi Trust C was created to assure that payments to non-employee directors under the director retirement and deferred compensation plans described under “Director Compensation and Benefits” will not be improperly withheld. Rabbi Trust C is currently funded with a nominal amount, and is also funded from time to time as payouts are made under these plans, although the Company may elect to fund it at any time. Rabbi Trust C is irrevocable. Each of the Rabbi Trusts will terminate upon the earlier of the exhaustion of the trust corpus or the final payment to the directors or executives pursuant to the respective plans and agreements covered thereby, and any remaining assets will be paid to the Company.

Potential Payments Upon Termination or Change of Control

Employment Agreements. As discussed above, Mr. Kenneth Manning retired from his position as Chief Executive Officer of the Company on February 1, 2014. As of December 31, 2013, the Company had an employment contract with Mr. Kenneth Manning (which agreement expired by its terms on February 1, 2014) and did not have as of December 31, 2013 employment contracts with any of its other executive officers (it does have contracts effective upon a change of control, as described below). Pursuant to the terms of Mr. Kenneth Manning’s former employment contract, the agreement with Mr. Kenneth Manning could be terminated by the Board of Directors with or without cause, and if Mr. Kenneth Manning was terminated by the Board without cause or Mr. Kenneth Manning resigned for good reason, certain termination benefits were payable to Mr. Kenneth Manning in an amount equal to three times the sum of his base salary then in effect plus the higher of his most recent annual bonus and his target bonus for the fiscal year in which such termination occurred. Mr. Kenneth Manning would also continue to receive benefits under the Company’s health and other benefit plans for three years as well as three additional years of service and age credit for purposes of the SERP. The agreement contained a one-year non-competition covenant. For purposes of the agreement, “cause” means conviction of an act of fraud, theft or embezzlement or of other acts of dishonesty, gross misconduct, willful disclosure of trade secrets, gross dereliction of duty or other grave misconduct which is substantially injurious to Sensient, and “good reason” for Mr. Kenneth Manning to resign would exist if Sensient reduced his base salary, assigned him inconsistent duties, reduced his powers or functions, transferred him outside of Milwaukee or otherwise materially breached the agreement.

Effective February 2, 2014, the Company entered into an employment agreement with Mr. Paul Manning, the Company’s new Chief Executive Officer. Pursuant to the terms of this employment agreement, Mr. Paul Manning will serve as the Company’s President and Chief Executive Officer. The initial term of this employment agreement is for a period of three years, commencing on the effective date (the “Term”), and shall be renewable by mutual agreement. This employment agreement may be terminated with or without cause, by the Company or by Mr. Paul Manning, subject to the rights and obligations contained therein. During the Term, Mr. Paul Manning will receive an initial annual base salary of $800,000 and such salary shall be reviewed annually by the Compensation Committee based on Mr. Paul Manning’s performance and the Company’s compensation policies. In addition, Mr. Paul Manning will be eligible for an annual incentive bonus, payable in cash and/or equity, based on criteria determined by the Compensation Committee and shall receive benefits consistent with those received by other executive officers of the Company.

The following table describes the potential payments to Mr. Kenneth Manning upon a hypothetical termination without cause on December 31, 2013. The actual amounts that may be paid upon such a termination can only be determined if it actually occurs. Because Mr. Paul Manning's employment agreement was not in effect as of December 31, 2013, the following table does not show the benefits or payments due to him if his employment terminated without cause as of such date.

Illustration of Employment Agreement Termination

Termination Benefits (3 x base salary & bonus)	Health and Other Benefit Plans (3 x annual benefits)	SERP (3 years’ service & age credit)	Total
$8,277,060	$274,706	$629,040	$9,180,806

Change of Control Agreements. When in effect, in the event of a change of control of the Company, Mr. Kenneth Manning’s employment contract would have been superseded by a Change of Control Employment and Severance Agreement as described below. Moreover, for Mr. Paul Manning, in the event of such a change of control of the Company, Mr. Paul Manning's employment agreement going forward would be superseded by the Change of Control Employment and Severance Agreement we have entered into with him as described below. For these purposes, a “change of control” ordinarily occurs if a person acquired 30% or more of Sensient’s common stock, a majority of Sensient’s Board consists of persons other than those nominated by the Board, or Sensient is a party to a merger, consolidation or sale of assets, or acquires the assets of another entity and Sensient’s owners have less than 50% of the common stock and voting power of the resulting entity.

The Company also has change of control agreements with certain of its executive officers (including each of the named executive officers; provided the Change of Control Employment and Severance Agreement with Mr. Kenneth Manning terminated as of February 1, 2014, in connection with his retirement). These are not employment agreements and have no effect unless there is a change of control. Each of these agreements provides that in the event of a “Change of Control,” as defined in the respective agreement, the Company will continue to employ the executive for a period of three years following the date of such Change of Control. During this employment period, the executive will receive as compensation a base salary, subject to annual adjustment, bonus awards in accordance with past practice and all other customary benefits in effect as of the date of the Change of Control. Each agreement can be terminated upon 30 days’ notice by the Company in the event of the executive’s disability. The agreements can also be terminated by the Company for “cause” and by the executive for “good reason,” as those terms are explained above. If terminated by the Company other than for cause or disability, or by the executive for good reason, the Company will pay the executive an amount equal to the sum of (i) accrued unpaid deferred compensation and vacation pay and (ii) three times the sum of executive’s base salary plus the greater of the highest annual bonus (x) for the last five years or (y) since reaching age 50. The executive will also be entitled to coverage under existing benefit plans and benefits for three years and a payment equal to the vested amounts plus a payment equal to three additional years of employer contributions under the savings plan, ESOP, SERP and supplemental benefits plans. The savings plan, ESOP, SERP and supplemental benefits plans provide for full vesting of all accounts upon the occurrence of a Change of Control. In addition, payments under the Company’s SERP are calculated based on an adjusted final salary reflecting three additional years of salary increases consistent with past practice. If terminated for cause, the Company will pay the executive his annual base salary through termination. If the executive’s employment is terminated by reason of death or disability, the Company will pay certain accrued obligations and other customary death or disability benefits.

The following table describes the potential payments upon a hypothetical change of control of Sensient on December 31, 2013 (and accordingly the table below includes Mr. Kenneth Manning), followed by a qualifying severance where applicable. The actual amounts that may be paid upon such a change of control can only be determined if it actually occurs.

Executive	Severance Amount(1)	Pension Enhancement(2)	Value of Restricted Stock and/or Performance Stock Units That Vest Early(3)	Estimated Income Tax Gross-Up and Employee Benefits(4)	Estimated Excise Taxes, Grossed-Up For Other Taxes Thereon(4)	Total Estimated Payments
K. P. Manning	$8,277,060	$1,038,228	$1,625,420	$274,706	$-	$11,215,414
P. Manning	2,589,900	4,699,930	4,876,260	169,202	-	12,335,292
R. F. Hobbs	3,571,890	423,240	722,948	196,864	-	4,914,942
J. L. Hammond	2,549,460	301,991	548,276	129,123	-	3,528,850
S. J. Rolfs	2,406,960	2,786,784	3,891,304	145,794	-	9,230,842

(1)	The severance amount is calculated as three times the sum of the executive’s base salary plus the highest annual bonus for the last five years or since reaching age 50, whichever is greater.

(2)	The pension enhancement is calculated based on the value of three additional years of employer contributions under Sensient’s benefit plans. The pension enhancement also includes calculation of the SERP benefits assuming three additional years of salary increases in the same percentage as the most recent annual salary increase.

(3)	Performance stock units are subject to accelerated vesting at target performance levels upon a change of control during the two year performance period and at actual performance levels upon a change of control after the two year performance period but during the third year of the restricted period.

(4)	None of the Company’s change of control agreements provide for a tax gross-up of the related benefits.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2013, with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by the Company’s shareholders	93,168	(1)	$23.0382	1,512,450	(2)

Equity compensation plans not approved by the Company’s shareholders

Total	93,168	(1)	$23.0382	1,512,450	(2)

(1)	Excludes deferred shares, which have no exercise price.

(2)	Includes the following as of December 31, 2013: (i) up to 1,185,050 shares of restricted stock and performance stock units that may be issued under the Company’s 2007 Stock Plan; and (ii) up to 200,000 shares of deferred stock issuable under the 1999 Amended and Restated Directors Deferred Compensation Plan; and (iii) up to 127,400 shares that may be issued in the form of restricted stock under the Company’s 2012 Non-Employee Directors Stock Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors to file initial reports of beneficial ownership (on Form 3) and reports of changes in beneficial ownership (primarily on Form 4 or in limited instances on Form 5) with the SEC and the New York Stock Exchange. SEC regulations require officers and directors to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, and upon certifications from reporting persons who did not file year-end reports on Form 5 that no such reports were required, the Company believes that during the year ended December 31, 2013, all of its officers and directors complied with the Section 16(a) filing requirements, except that Ms. Whitelaw filed a Form 4 on April 29, 2013, reporting a transaction occurring on March 31, 2013.

TRANSACTIONS WITH RELATED PERSONS

The Company’s written Code of Conduct for directors and U.S. employees and its written Code of Ethics for Senior Financial Officers both provide that, except with the prior knowledge and consent of the Company, directors and employees are not permitted to have a financial interest in a supplier, competitor or customer of the Company because of the potential conflicts of interest raised by such transactions. There is a limited exception for ownership of securities of less than 5% of the stock of a private company or of a publicly traded corporation unless the investments are of a size as to have influence or control over the corporation. The Company’s policies include no minimum size for this restriction on potential conflict of interest transactions. Actual or potential conflict of interest transactions or relationships are to be reported either to the Company’s Senior Vice President, Administration or a member of the corporate legal department. Waivers or exceptions for executive officers or directors may be granted only in advance and under exceptional circumstances and only by the Board of Directors or an appropriate committee thereof. They are also subject to the Company’s disclosure controls and procedures to ensure compliance with applicable law and exchange requirements.

Mr. Paul Manning (the Company’s President and Chief Executive Officer) is the son of Mr. Kenneth Manning (the Company’s Chairman of the Board). Mr. Paul Manning receives the compensation described herein and participates in Sensient’s other executive and employee compensation programs on the same basis as other Company employees. In addition, Mr. John Manning (the Company’s Vice President and Assistant General Counsel) is also the son of Mr. Kenneth Manning and the brother of Mr. Paul Manning. The employment arrangements of both Mr. Paul Manning and Mr. John Manning were carefully considered and approved in advance by the Audit Committee in accordance with the Code of Conduct.

There were no other transactions since the beginning of 2013, and there are no proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which (a) any director, executive officer, director nominee, or immediate family member of a director, executive officer or nominee, or (b) any holder of 5% or more of the Company’s common stock or their immediate family members, had a direct or indirect material interest. See “Corporate Governance — Director Independence” above for a description of transactions between the Company and Sealed Air Corporation, of which Mr. Hickey was formerly the Chief Executive Officer and a director, and of which Messrs. Brown and Kenneth Manning are directors.

ITEM 2.

ADVISORY (NONBINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

Sensient’s compensation policies and procedures are centered on a pay-for-performance philosophy, and we believe that they are strongly aligned with the long-term interests of our shareholders. Our compensation program is designed to attract, motivate, and retain the key executives who drive our success. Compensation that rewards excellence and reflects performance, and alignment of that compensation with the interests of long-term shareholders, are key principles of our compensation program design. Although we have made and will continue to make improvements to our compensation program from time to time, these key principles have been unchanged for many years.

We support the principle that our corporate governance policies, including our executive compensation program, should be responsive to shareholder concerns. This principle is embodied in a non-binding, advisory vote that gives you as a shareholder the opportunity to approve the compensation of our named executive officers as disclosed in this proxy statement, including, among other things, our executive compensation objectives, policies and procedures. We currently hold these non-binding, advisory votes to approve executive compensation annually, so after the Meeting the next vote will occur at the 2015 Annual Meeting of Shareholders. This vote is intended to provide an overall assessment of our executive compensation program rather than to focus on any specific item of compensation. The Compensation Committee, and the Board as a whole, value the opinions of our shareholders and intend to take the outcome of this vote into account when considering future executive compensation arrangements. For instance, our Compensation Committee and Board of Directors, as a whole, modified our current executive compensation arrangements during 2013 as a result of the vote outcome from the nonbinding advisory vote on executive compensation held with respect to the 2013 Annual Meeting of Shareholders. However, because the vote is advisory, it will not directly affect any existing compensation awards of any of our executive officers, including our named executive officers.

As discussed in the “Compensation Discussion and Analysis” section, above, our executive compensation program is designed:

•	to demand and reward excellence from each of our executive officers and from the management team as a whole;

•	to align Sensient’s interests with the interests of executives and other employees through compensation programs that recognize individual contributions toward the achievement of corporate goals and objectives without encouraging unnecessary or unreasonable risks;

•	to further link executive and shareholder interests through equity-based compensation and long-term stock ownership arrangements;

•	to recognize and reward excellence in an executive’s performance in the furtherance of Sensient’s goals and objectives without undertaking unnecessary or excessive risk; and

•	to attract and retain high caliber executive and employee talent.

The application of these principles and our executive compensation philosophy, policies and procedures have resulted in a corporate culture that demands excellence and recognizes individual and team performance without encouraging unnecessary or excessive risks. We align the interests of shareholders and executives by linking a substantial portion of compensation to the Company’s performance. For example, approximately 52% of the average total 2013 compensation disclosed in the Summary Compensation Table for our named executive officers (excluding the increase in the value of retirement benefits and earnings on deferred compensation) consisted of either incentives that were subject to pre-established performance criteria, performance stock equity awards that are subject to future performance criteria. Additionally, approximately 27% of the average total 2013 compensation for our named executive officers consisted of time-based equity awards whose ultimate value upon resale depends upon the value of our stock to shareholders. We have made and will continue to make improvements to our compensation program from time to time. The 2013 shareholder advisory vote showed lower shareholder support compared to the prior year, and in response to our shareholder concerns we (1) have issued new performance stock equity awards (half of our 2013 annual equity award grants for executives are subject to performance-based vesting requirements), (2) modified our incentive compensation awards to reduce the emphasis placed on consolidated earnings per share and to also assign more meaningful weight to other financial objectives used to calculate awards to executives and (3) eliminated all tax gross-up provisions from change of control agreements with our executives. Certain compensation decisions made during 2013 will result in maintaining 2014 pay levels at the prior year’s level with only a small, customary increase in base pay. Additionally, the management succession occasioned by the recent retirement of Mr. Kenneth Manning and certain other compensation decisions made during 2013 will result in lower compensation in 2014 pay levels compared to the prior year’s level.

As described in the “2013 Highlights: Strong Performance in a Transitional Year” section of our “Compensation Discussion and Analysis” section above, during 2013 our stock price increased from $35.56 to $48.52 per share, earnings per share increased before restructuring costs by 8.8% to a record level of $2.71 and cash flow from operations increased by 10.2% to $153.6 million. During 2013 we also invested over $104 million in capital projects, increased our quarterly dividend to 23 cents per share and returned $45.5 million of cash to our shareholders through dividends.

We encourage you to consider the detailed information provided in the “Compensation Discussion and Analysis” and in the Summary Compensation Table and the tables and other information that follow it. The Board and the Compensation Committee will review the advisory voting results and will take them into account in making future executive compensation decisions.

After reviewing the information provided above and in the other parts of this proxy statement, the Board of Directors asks you to approve the following advisory resolution:

RESOLVED, that Sensient’s shareholders hereby approve, on an advisory, nonbinding basis, the compensation paid to Sensient’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement.

This advisory vote will be approved if it receives the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote with respect to this proposal. Abstentions and broker non-votes will not affect the outcome of this proposal. If no voting specification is made on a properly returned and signed proxy card (excluding broker non-votes), the proxies named on the proxy card will vote “For” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL APPROVING THE COMPENSATION PAID TO SENSIENT’S NAMED EXECUTIVE OFFICERS AS DISCLOSED HEREIN.

ITEM 3.

APPROVAL OF THE SENSIENT TECHNOLOGIES CORPORATION
INCENTIVE COMPENSATION PLAN FOR ELECTED CORPORATE OFFICERS

The Sensient Technologies Corporation Incentive Compensation Plan for Elected Corporate Officers was adopted on November 11, 1999, to promote the interests of the shareholders by providing annual financial incentives for the Company’s elected corporate officers, thereby promoting optimal growth and financial success which motivates key employees to attain and surpass performance goals, and enables the Company to attract and retain employees of outstanding ability. The incentive plan was approved at the Company’s January 27, 2000 annual meeting, revisions to expand the performance criteria for setting target goals were approved by the shareholders at the Company’s 2004 annual meeting, revisions to comply with the deferred compensation requirements of Section 409A of the Internal Revenue Code were approved by the shareholders at the Company’s 2009 annual meeting and, most recently, the Compensation Committee on December 5, 2013, approved revisions to amend certain performance criteria for setting target goals, to clarify that bonus awards payable to elected officers that served for a partial fiscal year shall be prorated (subject to the Compensation Committee’s discretion to reduce any such bonus award), to clarify language regarding events outside the Company’s ordinary course of business that may be excluded from actual performance when compared to performance goals in the Compensation Committee’s discretion, to clarify the timing of bonus award payments and to make certain other changes. Under the incentive plan, elected officers are eligible to receive annual cash bonuses based on achievement of overall Company or group financial goals during that year. The “Executive Compensation” section of this proxy statement describes the performance goals that have been established for 2014 and the compensation of specified executive officers for the last several years, including awards under the incentive plan.

Approval by shareholders of material amendments to the incentive plan is one of the requirements under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), if compensation payable pursuant to the incentive plan is to continue to qualify as “performance-based compensation” not subject to the limitation on deductibility for tax purposes of compensation in excess of $1 million paid to certain executive officers in any taxable year (these affected executive officers are referred to as “covered employees”). Since these rules also require that plans, like the incentive plan, be approved by the shareholders at least every five years, the Board, upon the recommendation of the Compensation Committee, has unanimously resolved to have the entire plan submitted for shareholder approval. If the incentive plan is not approved by the shareholders, the incentive plan will remain in effect as previously approved by shareholders.

The following summary of the incentive plan is qualified by reference to the full text thereof, a copy of which is attached as Appendix B to this proxy statement.

Administration

The incentive plan is administered by the Compensation Committee, which consists entirely of “outside directors” as defined for purposes of Section 162(m). The committee has full authority to interpret the incentive plan and to establish rules for its administration. Although the committee has no discretion to increase any bonus award above the planned amount, the Compensation Committee may, in its discretion, reduce the amount of a bonus award under the incentive plan under certain circumstances.

Eligibility for Awards

The officers who are entitled to receive awards under the incentive plan are the Chairman (if an employee), President, Chief Executive Officer, Vice Presidents, Secretary, Controller and Group Presidents. The current eligible group consists of 11 persons.

Performance Goals

The awards payable under the incentive plan for each fiscal year are a function of the Company’s achievement of specified performance goals for that year. Not later than the 90th day of each fiscal year, the Compensation Committee will establish, in writing, performance goals consisting of a percent of fiscal year salary that may be paid to a participant as an award under the incentive plan and the amount of such percent of fiscal year salary that is to be paid to the participant as an award under the incentive plan based on the relative or comparative achievement of the performance goals. Performance exceeding the performance goals will result in bonus awards at higher percentages of participants’ fiscal year salaries. Following the 90th day of a particular fiscal year, the performance goals established for the fiscal year may not be varied during that fiscal year for any reason, except in the case of certain events outside the Company’s ordinary course of business that may be excluded from actual performance when compared to performance goals in the Compensation Committee’s discretion, provided that such adjustment may not cause any award to fail to constitute “performance-based compensation” under Section 162(m).

The performance goals may consist of one or more of the following criteria, as determined by the Compensation Committee: (i) basic or diluted earnings per share; (ii) return on equity; (iii) return on invested capital; (iv) return on assets; (v) revenue; (vi) earnings before interest, taxes, depreciation and amortization; (vii) earnings before interest, taxes and amortization; (viii) operating income; (ix) gross profit; (x) pre- or after-tax income; (xi) cash flow; (xii) cash flow per share; (xiii) net earnings; (xiv) economic value added (or an equivalent metric); (xv) share price performance; (xvi) total shareholder return; (xvii) improvement in or attainment of expense levels; (xviii) improvement in or attainment of working capital levels; (xix) debt management; (xx) gross profit margin; (xxi) cash conversion cycle; or (xxii) strategic and leadership goals (provided, however, that strategic and leadership goals must be (a) able to be objectively determined for each participant such that an award based in whole or part on strategic and leadership goals would not fail to qualify as “qualified performance based compensation” under Treas. Reg. 1.162-27(e) promulgated under Section 162(m) of the Code, or (b) such goals are used solely by the committee for the purposes of exercising its negative discretion to lower the amount actually paid as an award). The specific performance goals may be, on an absolute or relative basis, based on one or more of the foregoing business criteria with respect to the Company, any one or more business units or product lines of the Company or a peer group established by the Committee.

Limitations on Awards

Under the incentive plan, the maximum award payable to any participant for any fiscal year may not exceed $2,000,000, regardless of the level of the applicable performance goal or goals that is or are achieved.

Amendment

The Board can amend, suspend or terminate the incentive plan, but it may not do so in a manner which would alter the performance goals or the method by which awards are established for any fiscal year after they have been established, and may not suspend or discontinue the incentive plan once the performance goals for any particular fiscal year have been established except as provided above under “Performance Goals.”

Plan Benefits

For 2014, the Compensation Committee has set the following awards at the target level (the maximum award is 200% of the target award) under the incentive plan in respect of the individuals who, as of the end of 2013, were covered employees:

Name	Position as of December 31, 2013	Target(1)
Kenneth P. Manning	Chairman of the Board and Chief Executive Officer	$933,725
Paul Manning	President and Chief Operating Officer	$680,000
Richard F. Hobbs	Senior Vice President and Chief Financial Officer	$360,100
John L. Hammond	Senior Vice President, General Counsel and Secretary	$257,010
Stephen J. Rolfs	Senior Vice President, Administration	$247,845
Executive Group		$3,480,503

(1)	These target amounts are all based on a percentage of 2014 salary assuming each named executive officer continues to be employed by Sensient through December 31, 2014. As noted above, Mr. Kenneth Manning retired as Chief Executive Officer on February 1, 2014; accordingly, his award will be a percentage of the actual amount of salary he received through such date.

The actual amounts payable to any of these individuals (or any other person who may be a covered employee in respect of 2014) under the incentive plan will depend on the level of achievement during 2014 of the target levels established by the committee as against the applicable performance goals.

The amounts that will actually be payable under the incentive plan for years subsequent to 2014 cannot be definitely determined because the eligible officers may change, their base salaries may increase or decrease, the percent of salary subject to an award upon achievement of performance goals may change, the actual performance goals for those years have not yet been established, and the attainment of the performance goals and the level of any attainment between “minimum” and “maximum” is uncertain.

Vote Required

Assuming that a quorum is present, the incentive plan will be approved if more shares are voted in favor of approval than are voted against approval of the plan. Under Wisconsin law, any shares not voted at the Meeting with respect to the incentive plan (whether as a result of abstention, broker nonvote or otherwise) will have no impact on the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE INCENTIVE PLAN. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL OF THE INCENTIVE PLAN.

ITEM 4.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee, subject to shareholder ratification, has selected Ernst & Young LLP, certified public accountants, to audit the financial statements of the Company for the year ending December 31, 2014.

Although not required by law to submit the appointment to a vote by shareholders, the Audit Committee and the Board consider it appropriate, as a matter of policy, to request that the shareholders ratify the appointment of Ernst & Young LLP as independent auditors for 2014. Assuming that a quorum is present, the selection of Ernst & Young LLP will be deemed to have been ratified if more shares are voted in favor of ratification than are voted against ratification. Under Wisconsin law, any shares of Common Stock which are not voted on this matter at the Meeting (whether by abstention or otherwise) will have no effect on this matter. If the shareholders should not so ratify, the Audit Committee will reconsider the appointment.

Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate shareholder questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2014. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR THE RATIFICATION OF SUCH APPOINTMENT.

ITEM 5.

OTHER MATTERS

Company management knows of no business which will be presented for action at the Meeting other than those items identified in the accompanying Notice of Annual Meeting. Pursuant to the Company’s Bylaws, written notice of any shareholder proposals to be presented at the Meeting must have been received by the Secretary no later than March 5, 2014. As no notice of any shareholder proposals was received, no business may be brought before the Meeting by any shareholders. If other matters are brought before the Meeting by the Board of Directors, it is intended that proxies will be voted at the Meeting in accordance with the judgment of the person or persons exercising the authority conferred by such proxies.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

The Company welcomes constructive comments or suggestions from its shareholders, both regarding its executive compensation program and regarding other corporate governance or business matters. In the event a shareholder desires to have a proposal formally considered at the 2015 Annual Meeting of Shareholders, which is expected to be held on April 23, 2015, and included in the proxy statement for that meeting, the proposal must be in writing and received by the Secretary of the Company on or before November 14, 2014, and must otherwise comply with the applicable rules of the SEC. Under the Company’s Bylaws, appropriate shareholder proposals will be presented at the 2015 Annual Meeting of Shareholders without inclusion in the proxy materials if such proposals are received by the Company no later than March 4, 2015.

In addition, the Company’s Bylaws establish procedures for shareholder nominations for election of directors of the Company and bringing business before any annual meeting of shareholders of the Company. Among other things, to bring business before an annual meeting or to nominate a person for election as a director at an annual meeting, a shareholder must give written notice to the Secretary of the Company not less than 50 days (and, in the case of nominations, not more than 90 days) prior to the third Thursday after the first Friday in the month of April next following the last annual meeting held. The notice must contain certain information about the proposed business or the nominee and the shareholder making the proposal as specified in the Bylaws. Nominations for election of directors must include a completed D&O questionnaire from the nominee and specified written affirmations and other materials as described in the Bylaws.

Any shareholder interested in making a nomination or proposal should request a copy of the applicable Bylaw provisions from the Secretary of the Company or obtain them from the Company’s website (www.Sensient.com), and send any such nomination or proposal to the Secretary of the Company at the Company’s executive offices at 777 East Wisconsin Avenue, 11th Floor, Milwaukee, Wisconsin 53202.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE PROXY CARD OR VOTE BY PHONE OR BY INTERNET ACCORDING TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. IF YOUR SHARES ARE REGISTERED IN THE NAME OF A BROKER OR BANK, ONLY YOUR BROKER OR BANK CAN SUBMIT THE PROXY CARD ON YOUR BEHALF. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO SUBMIT THE PROXY CARD ON YOUR BEHALF.

UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER, ADDRESSED TO THE SECRETARY OF THE COMPANY, THE COMPANY WILL PROVIDE TO SUCH SHAREHOLDER WITHOUT CHARGE A COPY OF THE COMPANY’S 2013 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

By Order of the Board of Directors

John L. Hammond
Secretary

Appendix A

Sensient Technologies Corporation
Director Selection Criteria

Business Background, Skills and Experience

In order to be considered as a potential or continuing member of the Board of Directors of Sensient Technologies Corporation (the “Company”), candidates should have relevant business and industry skills and experience, including a background, demonstrated skills or experience in at least one of the following areas:

•	Substantial recent business experience at the senior management level, preferably as chief executive officer.

•	Recent leadership position in the administration of a major college or university.

•	Recent specialized expertise at the doctoral level in a science or discipline important to the Company’s business.

•	Recent prior senior level governmental or military service.

•	Financial expertise or risk assessment, risk management or employee benefit skills or experience.

In addition, international experience in geographic areas which are significant to the Company is highly desirable.

The Board will consider the desirability of the continued service of directors who change their primary employment. Such directors are expected to tender their resignations to assist the Board in evaluating such desirability on a timely basis.

Personal

Candidates should possess strong personal attributes, including ability, unquestionable integrity and honesty, leadership, independence, interpersonal skills and strong moral values.

Candidates (other than the Chairman of the Board and the President and Chief Executive Officer) should be independent of management and free of potential material conflicts with the Company’s interests.

NOTE: CANDIDATES ARE GENERALLY EXPECTED TO MEET THE INDEPENDENCE REQUIREMENTS RELATING TO DIRECTORS UNDER APPLICABLE LAWS AND REGULATIONS. NOMINEES ARE ALSO REQUIRED TO PROVIDE A WRITTEN AFFIRMATION THAT, AMONG OTHER THINGS, THE NOMINEE IS NOT AN EMPLOYEE, DIRECTOR OR AFFILIATE OF ANY COMPETITOR OF THE COMPANY.

Other

In considering any particular candidate, the Board will consider the following additional factors:

•	The candidate’s ability to work constructively with other members of the Board and with management.

•	Whether the candidate brings an appropriate mix of skills and experience that will enhance the diversity and overall composition of the Board.

•	Whether the candidate is able to devote the time necessary to properly discharge his or her responsibilities. The Board will consider the number of other boards on which the candidate serves, and the likelihood that such other service will interfere with the candidate’s ability to perform his or her responsibilities to the Company.

Candidates will be considered without discrimination because of their race, religion, color, sex, age, national origin, disability, veteran or military status, or any other characteristic protected by state, federal or local law.
A-1

Appendix B

SENSIENT TECHNOLOGIES CORPORATION
INCENTIVE COMPENSATION PLAN
FOR ELECTED CORPORATE OFFICERS

Adopted by the Board of Directors on December 5, 2013,
effective upon approval by the shareholders.

I.            THE PLAN

The name of this Plan is the Sensient Technologies Corporation Incentive Compensation Plan for Elected Corporate Officers. The purpose of this Plan is to promote the interests of the shareholders and to provide incentive to the Chairman (if an employee), Chief Executive Officer, President, Chief Operating Officer, Corporate Vice Presidents, Secretary, Treasurer, Controller and Group Presidents (“elected corporate officers”) of the Company for contributions to the profitability of the Company. It is separate and distinct from the other Company incentive plans currently in effect. It is intended that Bonus Awards paid under this Plan constitute “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code.

II.            DEFINITIONS

In this Plan, the following terms used will have the following definitions:

A.            “Board of Directors” means the Board of Directors of Sensient Technologies Corporation.

B.            “Bonus Award” means an award paid pursuant to Section VI of this Plan.

C.            “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

D.            “Committee” means the committee provided for in Section III.

E.            “Company” means Sensient Technologies Corporation.

F.            “Fiscal Year Salary” of any Participant means the base pay earned by such Participant during the relevant fiscal year of the Company, exclusive of any incentive compensation or supplemental payments by the Company.

G.            “Participant” means any elected corporate officer of the Company.

H.            “Performance Goals” means one or more of the following criteria, as determined by the Committee: (i) basic or diluted earnings per share; (ii) return on equity; (iii) return on invested capital; (iv) return on assets; (v) revenue; (vi) earnings before interest, taxes, depreciation and amortization; (vii) earnings before interest, taxes and amortization; (viii) operating income; (ix) gross profit; (x) pre- or after-tax income; (xi) cash flow; (xii) cash flow per share; (xiii) net earnings; (xiv) economic value added (or an equivalent metric); (xv) share price performance; (xvi) total shareholder return; (xvii) improvement in or attainment of expense levels; (xviii) improvement in or attainment of working capital levels; (xix) debt management; (xx) gross profit margin; (xxi) cash conversion cycle; or (xxii) strategic and leadership goals (provided, however, that strategic and leadership goals must be (a) able to be objectively determined for each participant such that an award based in whole or part on strategic and leadership goals would not fail to qualify as “qualified performance based compensation” under Treas. Reg. 1.162-27(e) promulgated under Section 162(m) of the Code, or (b) such goals are used solely by the Committee for the purposes of exercising its negative discretion pursuant to Section VI.B. hereof). The specific Performance Goals may be, on an absolute or relative basis, based on one or more of the foregoing business criteria with respect to the Company, any one or more business units or product lines of the Company or a peer group established by the Committee.

I.            “Plan” means this Sensient Technologies Corporation Incentive Compensation Plan for Elected Corporate Officers.

J.            “Regulations” means the final, temporary and/or proposed Treasury Regulations promulgated under Section 162(m) of the Code and any other rulings or interpretative pronouncements promulgated by the Internal Revenue Service with respect to Section 162(m) of the Code, as in effect from time to time.

III.            COMMITTEE

A.            The Board of Directors has appointed and shall continue to appoint and keep in existence a Compensation and Development Committee composed of at least three members of the Company’s Board of Directors, each of whom constitutes an “outside director” within the meaning of Section 162(m) of the Code and the Regulations. This Committee shall be known as the “Committee” and shall have full power and authority to interpret and administer the Plan in accordance with its terms (provided that, except as provided in Sections V.B. and VI.B. hereof, the Committee shall have no authority or discretion to establish the amount of any Bonus Award in any amount other than the “Planned Amount” (as hereinafter defined)). Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions hereof shall be final, binding and conclusive for all purposes and upon all persons. The Committee’s decisions need not be uniform and may be made selectively among Participants, whether or not they are similarly situated.

B.            The Board of Directors may, from time to time, remove members from the Committee or add members thereto, and vacancies on the Committee, however caused, shall be filled by action of the Board of Directors; provided, that no person shall be appointed to the Committee who does not qualify as an “outside director” (as defined in the preceding paragraph A).

IV.            ESTABLISHMENT OF PERFORMANCE GOALS

A.            Not later than the 90th day of each fiscal year of the Company, the Committee shall establish and adopt Performance Goals for such fiscal year. Such Performance Goals shall include: (a) a percent of Fiscal Year Salary that may be paid to a Participant as a Bonus Award under this Plan and (b) the amount of such percent of Fiscal Year Salary that is to be paid to a Participant as a Bonus Award under this Plan based on the relative or comparative achievement of the Performance Goals.

B.            Following the 90th day of each fiscal year of the Company, the Performance Goals that have been established for the applicable fiscal year in accordance with the foregoing paragraph shall not be subject to modification or adjustment for any reason, except certain events, as described in Paragraph VI.A.

V.            PLAN PARTICIPATION; PARTIAL YEAR PARTICIPATION

A.            Subject to Section VI.E. below, the persons entitled to participate in this Plan for any fiscal year of the Company are those persons who, at any time during such fiscal year, held a position as an elected corporate officer of the Company.

B.            If any person serves as an elected corporate officer, and therefore is eligible to be a Participant, for less than 100% of any fiscal year, then any Bonus Award otherwise payable to such person shall be adjusted to reflect the officer’s service for less than the entire fiscal year. Unless otherwise determined by the Committee at the time the Performance Goals are established, the Bonus Award payable to a Participant for the fiscal year shall be prorated as provided on Exhibit 1.

VI.            DETERMINATION AND PAYMENT OF BONUS AWARDS

A.            Subject to the following sentence of this Paragraph A and to Paragraphs B, C and E of this Section VI, the amount of the Bonus Award payable to a Participant for any fiscal year under this Plan shall be an amount equal to the percentage of the specified percent of such Participant’s Fiscal Year Salary for such fiscal year that corresponds to the relative or comparative achievement of the Performance Goals for such fiscal year, as established by the Committee in accordance with Section IV.A. In comparing actual performance against the Performance Goals, the Committee may exclude from such comparison any excluded gains, losses, charges, or credits which appear on the Company’s books and records as the Committee deems appropriate, provided that such exclusion does not cause any Bonus Award to fail to constitute “performance-based compensation” under Section 162(m) of the Code. An excluded item is an item that was not considered for the establishment of the Performance Goals and is related to an activity or event that is outside of the Company’s ordinary course of business. Examples may include, but shall not be limited to, an item in the Company’s financial statements reflecting a significant change in an accounting rule or tax law, restructuring costs, merger and acquisition activities or the impact of significant litigation. The dollar amount of any Bonus Award determined under this Paragraph A. is referred to herein as the “Planned Amount.”

B.            The Committee may in its discretion reduce the Bonus Award for any Participant or Participants for any fiscal year to an amount less than the Planned Amount if the Committee, in its discretion, determines such reduction to be appropriate, taking into consideration such factors as the Committee deems appropriate. In no event, however, shall any Bonus Award be reduced under this Section VI.B. to less than eighty percent (80%) of the Planned Amount. Discretionary reductions in Bonus Awards under this Paragraph B. may be made in different amounts or percentages for different Participants, and may be based on considerations unique to a particular Participant and/or considerations affecting the Company or all Participants generally. Under no circumstances shall the Committee have any discretion to increase any Bonus Award to an amount greater than the Planned Amount.

C.            Notwithstanding the Performance Goals and the Planned Amounts, in no event shall any Bonus Award payable to any one Participant under this Plan for any fiscal year exceed $2,000,000.

D.            All Bonus Awards shall be paid in a lump sum no later than March 15 of calendar year following the last day of the fiscal year for which the Bonus Award has been determined.

E.            No Bonus Award payable under Section V.B. or Section VI.B. for a fiscal year shall be paid to a Participant prior to the time that the Committee has made its determination under Section VI.A. above.

VII.            SHAREHOLDER APPROVAL OF THE PLAN

This Plan shall become effective only after it has been submitted to and approved by a separate vote of the shareholders of the Company, by the affirmative vote of a majority of the votes cast thereon. Until such approval has been obtained, no Participant shall be entitled to be paid any Bonus Award hereunder. The particular Performance Goals established for any fiscal year need not be approved by the shareholders. Once such shareholder approval is obtained, no further shareholder approval shall be required in any subsequent fiscal year until and unless required by the Code or the Regulations. If any material term of the Plan is changed, such that reapproval by the shareholders is required under the Code or the Regulations, then no Bonus Awards shall be payable to any Participant hereunder until such reapproval has been duly obtained.

VIII.            SUCCESSORS AND ASSIGNS

A.            If the Company sells, assigns or transfers all or substantially all of its business and assets to any person, excluding affiliates of the Company, or if the Company merges into or consolidates or otherwise combines with any person which is a continuing or successor entity, then the Company shall assign all of its right, title and interest in this Plan as of the date of such event to the person which is the acquiring or successor corporation, and such person(s) shall assume and perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Plan upon the Company.

B.            In the case of such an assignment and assumption, all further rights, as well as all other obligations of the Company under this Agreement, thenceforth shall cease and terminate and thereafter the expression “the Company” wherever used herein shall be deemed to mean such successor person(s).

IX.            COORDINATION WITH CHANGE OF CONTROL EMPLOYMENT AND SEVERANCE AGREEMENTS

If any Participant is a party to a Change of Control Employment and Severance Agreement with the Company (“Change of Control Agreement”), it is the intent of the Company that, if such Change of Control Agreement becomes effective as a result of a Change of Control (as defined therein) of the Company, while the Participant continues to be employed by the Company under Section 4 of the Change of Control Agreement such Participant shall not be entitled to receive, for the same fiscal year, a Bonus Award under this Plan as well as a bonus under Section 4(b)(ii) of his or her Change of Control Agreement. Accordingly, for example, any Bonus Award payable to any such Participant under this Plan with respect to the fiscal year in which a Change of Control occurs shall be reduced by the amount of any bonus to which such Participant is entitled, for or in respect of the same fiscal year, under Section 4(b)(ii) of his or her Change of Control Agreement.

X.            PLAN AMENDMENTS, DISCONTINUANCE

The Board of Directors may amend, suspend or discontinue this Plan at any time, provided that the Performance Goals and the method by which the amount of Bonus Award is determined may not be altered for any fiscal year after the Performance Goals for such year have been established except in accordance with Section IV.B. of the Plan; and provided further, that the Plan may not be suspended or discontinued for any fiscal year after the Performance Goals have been established for such year.

Exhibit 1

Prorated Bonus

If the individual became eligible to participate in the Plan during the fiscal year, the amount payable shall be equal to the Planned Amount multiplied by the Proration Factor.

If the individual terminated employment with the Company during the fiscal year because of Normal Retirement, death or Disability, the amount payable to the individual shall be equal to the Planned Amount multiplied by the Proration Factor.

Discretionary Prorated Bonus

If, during the fiscal year, the Company terminates the individual’s employment other than for Cause, the amount payable shall be equal to the Planned Amount multiplied by the Proration Factor; provided that the Committee or the Chief Executive Officer may, in their sole discretion, reduce or eliminate the Bonus Award for the individual.

No Bonus

If, during the fiscal year, the individual is terminated by the Company for Cause or voluntarily terminated employment, the individual shall not be entitled to any bonus for the fiscal year.

Definitions

As used herein:

“Cause” shall have the meaning given such term in any employment or change of control agreement between the individual and the Company. In the absence of such an agreement, “Cause” shall mean: (a) the willful and continued failure of the individual to perform substantially the individual’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for performance is delivered to the individual by the Chief Executive Officer of the Company which specifically identifies the manner in which the Chief Executive Officer believes that the individual has not substantially performed the individual’s duties, or (b) the willful engaging by the individual in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

“Disability” means the permanent and total inability, by reason or physical or mental infirmity, or both, of the individual to perform the work customarily assigned to him or her by the Company. The determination of the existence or nonexistence of a Disability shall be made by the Committee based on satisfactory medical evidence.

“Normal Retirement” means “normal retirement” under the terms of the Company’s Employee Stock Ownership Plan (“ESOP”) in effect on the date of the individual’s termination of employment (or on the date the ESOP is terminated if not then in effect).

“Proration Factor” means the number of full or partial months as a participant for the fiscal year divided by the number of months in the fiscal year (12)

PRELIMINARY COPY

WHITE PROXY CARD

Sensient Technologies Corporation 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 VOTE BY INTERNET WWW.FIRSTCOASTRESULTS.COM/SENSIENT Visit the Internet voting Website at http://www.firstcoastresults.com/sensient. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m. (EDT) on April 23, 2014. VOTE BY TELEPHONE 1-866-408-5175 This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-866-408-5175, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 11:59 p.m. (EDT) on April 23, 2014. VOTE BY MAIL Simply sign and date your proxy card and return it in the postage-paid envelope to First Coast Results Inc., P.O. Box 3672, Ponte Vedra Beach, FL 32004-9911. If you are voting by telephone or the Internet, please do not mail your proxy card. Vote by Internet Access the Website and submit your proxy: www.firstcoastresults.com/sensient Vote By Telephone Call Toll-Free using a touch-tone telephone: 1-866-408-5175 Vote by Mail Sign and return your proxy in the postage-paid envelope provided. THE PROXY STATEMENT, AS WELL AS OTHER PROXY MATERIALS DISTRIBUTED BY SENSIENT TECHNOLOGIES CORPORATION ARE AVAILABLE FREE OF CHARGE ONLINE AT WWW.VIEWPROXYMATERIALS.COM/SENSIENT Control Number DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote “FOR” all Nominees listed in Item 1, and “FOR” Items 2, 3 and 4. 1. Election of directors: FOR ALL WITHHOLD ON ALL FOR ALL EXCEPT Nominees:  01 Hank Brown 04 James A. D. Croft 07 Paul Manning 02 Edward H. Cichurski 05 William V. Hickey 08 Elaine R. Wedral 03 Fergus M. Clydesdale 06 Kenneth P. Manning 09 Essie Whitelaw (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box above and write the number(s) of the nominee(s) in the space provided below.) FOR AGAINST ABSTAIN 2. Proposal to approve the compensation paid to Sensient’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the accompanying proxy statement.  FOR AGAINST ABSTAIN 3. Proposal that Sensient’s shareholders approve the Sensient Technologies Corporation Incentive Compensation Plan for Elected Corporate Officers. 4. Proposal to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2014. 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR” ITEMS 2, 3 AND 4. Signature (Capacity) Date Signature (Joint Owner) (Capacity) Date Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership,

PRELIMINARY COPY

WHITE PROXY CARD

SENSIENT TECHNOLOGIES CORPORATION
ANNUAL MEETING OF SHAREHOLDERS

YOUR VOTE IS IMPORTANT.
SIGN, DATE, MARK, AND RETURN YOUR PROXY TODAY,
UNLESS YOU HAVE VOTED BY INTERNET OR TELEPHONE.

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE,
PLEASE SIGN, DATE, MARK, AND RETURN THIS PROXY PROMPTLY.
YOUR VOTE, WHETHER BY INTERNET OR TELEPHONE, MUST BE RECEIVED NO LATER
THAN 11:59 P.M., EDT, ON APRIL 23, 2014, TO BE INCLUDED IN THE VOTING RESULTS.
FOR SHARES HELD SENSIENT’S EMPLOYEE BENEFIT PLANS, THE DEADLINE IS
12:00 P.M. (CT) ON APRIL 22, 2014.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING: THE NOTICE AND PROXY STATEMENT AND ANNUAL REPORT
ARE AVAILABLE AT WWW.VIEWPROXYMATERIALS.COM/SENSIENT

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH ALONG THE PERFORATION,
SIGN, DATE, MARK, AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE.

proxy

SENSIENT TECHNOLOGIES CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

To be held Thursday, April 24, 2014
2:00 p.m., Central Time

Trump International Hotel
401 North Wabash Avenue
Chicago, Illinois

This proxy is solicited on behalf of the Board of Directors of Sensient Technologies Corporation.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. Shares held in the same registration will be combined into the same proxy card whenever possible. However, shares held with different registrations cannot be combined and therefore a shareholder may receive more than one proxy card. If you hold shares in multiple accounts with different registrations, you must vote each proxy card you receive to ensure that all shares you own are voted.

If no choice is specified, the proxy will be voted “FOR” all nominees listed in Item 1 and “FOR” Items 2, 3 and 4.

By signing this proxy, you revoke all prior proxies and constitute and appoint KENNETH P. MANNING and JOHN L. HAMMOND, and each of them, with full power of substitution, your true and lawful Proxies, to represent and vote, as designated below, all shares of Common Stock of Sensient Technologies Corporation which you are entitled to vote at the Annual Meeting of Shareholders of such corporation to be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 24, 2014, 2:00 p.m., Central Time, and at any adjournment thereof.

This card also constitutes voting instructions to the trustees or administrators, as applicable, of certain of Sensient Technologies Corporation’s employee benefit plans to vote shares attributable to accounts the undersigned may hold under such plans as indicated on the reverse of this card. If no voting instructions are provided, the shares will be voted in accordance with the provisions of the respective plans.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)